EXHIBIT 2.1

SHARE SUBSCRIPTION AGREEMENT
AND OTHER COVENANTS
This Share Subscription Agreement and Other Covenants (the “Agreement”), dated as of May 1, 2018, is made by and between:
On one side,
(i)    ROBERTO MEDINA, Brazilian, single, advertising businessman, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Paisagista José Silva de Azevedo Neto No. 200, block 1, suite 205, Empreendimento O², Barra da Tijuca, bearer of Identity Card issued by the Instituto Félix Pacheco ‑ IFP/RJ (“IFP/RJ”) under No. 01.952.064-2 and enrolled with the Individual Taxpayers Register (“CPF/MF”) under No. 034.653.737-15 (“Roberto”);
(ii)    RUBEM MEDINA, Brazilian, divorced, economist, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Ayrton Senna No. 2150, blocks M and O, 3rd floor, Barra da Tijuca, bearer of Identity Card issued by the IFP/RJ under No. 01.641.538-2 and enrolled with the CPF/MF under No. 007.525.687-87 (“Rubem”);
(iii)    ARTTITUDE PARTICIPAÇÕES LTDA., a limited liability company (sociedade limitada), with the totality if its capital stock (except for one quota) held by Roberta Medina (as defined below), with its headquarters at Avenida das Acácias da Península 410, bloco 2, apto. 703, Barra da Tijuca, Zip 22776-000, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled under the Taxpayer Registration Number (CNPJ/MF) under No. 29.437.240/0001-30, herein represented in accordance with its bylaws (“Arttitude”);
(iv)    RODOLFO MEDINA, Brazilian, married, businessman, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Paisagista José Silva de Azevedo Neto No. 200, block 1, suite 205, Empreendimento O², Barra da Tijuca, bearer of Identity Card issued by the IFP/RJ under No. 099376147-0 and enrolled with the CPF/MF under No. 073.915.557-11 (“Rodolfo”);
(v)    LIONEL CHULAM, Brazilian, married, economist, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Ayrton Senna No. 2150, blocks M and O, 3rd floor, Barra da Tijuca, bearer of Identity Card issued by the IFP/RJ under No. 3.184.619 and enrolled with the CPF/MF under No. 341.356.697-00 (“Lionel”);
(vi)    MARCELLA FERNANDES CHULAM, Brazilian, married, lawyer, with commercial address in City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Ayrton Senna No. 2150, blocks M and O, 3rd floor, Barra da Tijuca, bearer of Drivers' License issued by the State Traffic Department ‑ DETRAN under No. 020.324.343-1 and enrolled with the CPF/MF under No. 103.078.447-73 (“Marcella”); and
(vii)    FILIPE FERNANDES CHULAM, married, business administrator, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, State of Rio de Janeiro, at Avenida Ayrton Senna No. 2150, blocks M and O, 3rd floor, Barra da Tijuca, bearer of Identity Card issued by the IFP/RJ under No. 10908645-4 and enrolled with the CPF/MF under No. 091.564.147-06 (“Filipe”);
Roberto, Rubem, Arttitude and Rodolfo hereinafter jointly referred to as “Medina Family”. Lionel, Marcella and Filipe hereinafter jointly referred to as “Chulam Family”. Medina Family and Chulam Family hereinafter jointly referred to as “Founding Shareholders”.
On the other side,
(viii)    LIVE NATION INTERNATIONAL HOLDINGS B.V., a company duly incorporated under the laws of Netherlands, with its headquarters at De Entree 99, 1101HE, Amsterdam, Netherlands, enrolled under the Taxpayer Registration Number (CNPJ/MF) 23.727.982/0001-13, herein represented in accordance with its bylaws (“Live Nation”);
Live Nation and Founding Shareholders hereinafter collectively referred to as “Parties” and individually as a “Party”;
And, as guarantor of Live Nation’s obligations (“Guarantor”):
(ix)    LIVE NATION ENTERTAINMENT, INC., a Delaware corporation with headquarters in the City of Beverly Hills, State of California, U.S.A. at 9348 Civic Center Drive (“Live Nation USA”);

And, as intervening parties:
(xi)    ROCK CITY S.A., a sociedade por ações with its headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Paisagista José Silva de Azevedo Neto No. 200, block 1, suite 205, part, Empreendimento O², Barra da Tijuca, enrolled with the CNPJ/MF under No. 19.165.784/0001-36, herein represented pursuant to its bylaws (“Company”); and
(xii)    ROBERTA MEDINA, Brazilian, married, advertising businesswoman, with commercial address in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Paisagista José Silva de Azevedo Neto No. 200, block 1, suite 205, Empreendimento O², Barra da Tijuca, bearer of Identity Card issued by the IFP/RJ under No. 09.937.615-4 and enrolled with the CPF/MF under No. 073.284.507-62 (“Roberta”).
WHEREAS:
(i)     On the date hereof, the Company’s total capital stock is of R$27,554,313.00 (twenty-seven million, five hundred fifty-four thousand, three hundred thirteen Brazilian Reais), divided into 6,909,750 (six million, nine hundred nine thousand, seven hundred fifty) non-par value nominative common shares, from which: (a) fifty percent (50%) are owned jointly by the Founding Shareholders (the “Founding Shareholders’ Shares”); and (b) fifty percent (50%) are owned by SFX ENTRETENIMENTO DO BRASIL PARTICIPAÇÕES LTDA. (CNPJ/MF No. 17.789.916/0001-75) (“SFX Brazil”; SFX Brazil together with LIVE STYLE, INC., formerly denominated as SFX ENTERTAINMENT INC. – “SFX”);
(ii)    On the date hereof, the Company holds 29,382,101 (twenty nine million, three hundred eighty two thousand, one hundred one) non-par value nominative common shares issued by Rock World S.A., a corporation with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Paisagista José de Azevedo Neto No. 200, block 1, suite 205, Empreendimento O², Barra da Tijuca, enrolled with the CNPJ/MF under No. 13.212.200/0001-50 (“Rock World”), representing eighty percent (80%) of Rock World's total outstanding and voting capital stock;
(iii)    Rock World is a Brazilian Company that develops the Rock in Rio Festivals (as defined below) and owns all the assets associated thereto, and the Founding Shareholders were responsible for the development, growth and consolidation of the Rock in Rio Festivals and of the Rock in Rio brand;
(iv)    Live Nation USA is a global live entertainment company;
(v)    Certain controversies and disputes have arisen between SFX and the Founding Shareholders concerning their relationship as shareholders of the Company, which the Founding Shareholders and SFX wish to resolve;
(vi)    The Parties and SFX executed, on January 13, 2018, a certain Nondisclosure and Standstill Agreement, as amended from time to time, including on January 29, 2018, March 8, 2018, March 29, 2018, and April 23, 2018, establishing the terms and conditions for them to negotiate the possibility of having Live Nation as new shareholder of the Company, after SFX’ exit of the Company (the “Transaction”);
(vii)    The Parties and SFX have come to an agreement with respect to the structure for implementing (i) SFX’ exit of the Company’s equity, for the amount in Brazilian Reais (R$) equivalent to USD$26,000,000.00 (twenty-six million United States Dollars); and (ii) Live Nation’s admission as new shareholder of the Company;
(viii)    On April 30, 2018, the Founding Shareholders, Roberta and SFX, with the Company and Live Nation USA as intervening consenting parties, executed a Settlement, Release and Redemption of Shares Agreement, by means of which, among other matters, SFX, the Founding Shareholders and Roberta agreed to (a) implement the redemption of the SFX Shares by the Company; and (b) cease and terminate, subject to the Closing, in a definitive way all the existing SFX Opposition, as defined below (“Settlement Agreement”);
(ix)    The Parties agreed that the Transaction shall encompass the following steps:
(a)    Redemption of the SFX Shares. On the Closing Date the Founding Shareholders and SFX shall hold the Shareholders’ Meeting for the Redemption of the SFX Shares (as defined below), in accordance with the Settlement Agreement, in order to approve, among others, (i) the redemption of all the SFX Shares by the Company, for the SFX Shares Price (as defined below); and (ii) the resignation or dismissal, as applicable, of the directors and officers of the Company and the Company’s Subsidiaries appointed by SFX and whose mandates are still in force, so as to conform the Company’s management to the provisions of the Initial Shareholders’ Agreement (as defined below). After the

Shareholders’ Meeting for the Redemption of the SFX Shares the Founding Shareholders shall be the owners of one hundred percent (100%) of the Company’s total and voting capital stock; and
(b)    Closing Shareholders' Meeting. Immediately following the 2018 Ordinary Shareholders’ Meeting and the Profits' Distribution Shareholders' Meeting, as defined below, the Parties shall hold another Shareholders’ Meeting, in order to, among others, (i) approve a capital increase of the Company, through the issuance of a number of non-par value nominative common shares representing 50% (fifty percent) of the Company’s total and voting capital stock to be fully subscribed and paid in by Live Nation (“LN Shares”); (ii) elect new directors and officers of the Company, to be appointed by Live Nation and approve the global amount of their compensation; (iii) acquire 50% (fifty per cent) of the capital stock of SE – Engenharia Consultiva Ltda. (in process of modifying its corporate name to Game Experience Ltda.) and (iv) approve the new bylaws of the Company.
(x)    Upon completion of the Transaction, Live Nation would, on one side, own shares of the Company representing fifty percent (50%) of its total and voting capital stock and, on the other side, the Founding Shareholders would jointly own fifty percent (50%) of the Company’s total and outstanding shares; and
(xi)    Upon the exercise by Live Nation of the Control Call Option, which is also being executed by the Parties on the date hereof, the Founding Shareholders would jointly own forty-nine percent (49%) of the Company’s total and voting capital stock and Live Nation would own fifty-one percent (51%) of the Company’s total and voting capital stock; so that Live Nation would become the Company’s Controlling Person, as defined below.
NOW THEREFORE the Parties enter into this Agreement, on the following terms and conditions:
ARTICLE I
INTERPRETATION AND DEFINITIONS
1.1.    Definitions. As used in this Agreement, terms written with the initial letter in the upper case have the following meanings:
a)“Accounting Principles” (Princípios Contábeis) means the accounting principles, policies, practices and methodologies generally accepted in Brazil.
b)“Applicable Net Working Capital Target” means the negative amount of two million Brazilian Reais (-R$2,000,000.00), which is enough for the Company to operate in the Ordinary Course of Business.
c)“Assets” (Ativos) means all property and rights held by the Company or its Subsidiaries.
d)“Brazil” shall mean the Federative Republic of Brazil (República Federativa do Brasil).
e)“Brazilian Civil Code” (Código Civil Brasileiro) means the Brazilian Federal Law No. 10,406 of January 10, 2002, as amended from time to time.
f)“Brazilian Corporate Law” means the Brazilian Federal Law No. 6,404 of December 15, 1976, as amended from time to time.
g)“Brazilian Labor Code” shall mean Decree-Law No. 5.452, as of May 1st, 1943, as amended from time to time.
h)“Business Day” (Dia Útil) means any day that is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or required by Law to be closed in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil.
i)“Claim” (Reclamação) means any action, judicial, arbitral, or administrative proceeding, claim, demand, order, judicial or extrajudicial notification, notice of infraction, notice of breach or violation, investigation, collection notice, procedure, or judicial or administrative inquiry, brought or made against any of the Parties, the Company, and the Company’s Subsidiaries.
j)“Closing Exchange Rate” means the conversion rate from U.S. Dollars to Brazilian Reais in effect two (2) Business Days from the Closing Date, calculated in accordance with Section 16.8 below.
k)“Confidential Information” (Informações Confidenciais) means, without limitation, but excepting information in the public domain and information obtained in the Ordinary Course of Business: (i) information related to the business, contracts and other Assets of the Company, its Subsidiaries, or either of the Parties; (ii) the names and addresses of any of the customers or suppliers of the Company, its Subsidiaries, or either of the Parties; (iii) information on the terms or negotiation of this Agreement and the documents mentioned herein; (iv) all tangible and intangible non-public information in any form (including written information, oral statements, visual observations of the Company and its Subsidiaries operations at its business premises, and electronically stored data) regarding the Company and/or its Subsidiaries or their business operations, including information concerning the Company and/or its Subsidiaries such as, but not limited to: (a) trade secrets, systems, know-how, products, processes, inventions, computer software programs, or marketing or sales techniques; (b) financial condition, costs, business interests, initiatives, objectives, plans, or strategies; (c) customers, clients, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants or Employees; (d) identified by Company and/or the Company’s Subsidiaries as confidential or proprietary; (e) deemed confidential, protected, a trade secret, or proprietary under applicable Law; and (f) any similar information of a Third-Party that is disclosed to or learned by the Company and/or its Subsidiaries and which the Company and/or its Subsidiaries has agreed to maintain confidential. For the purposes of this Agreement, Confidential Information does not include any information: (i) that was available to the public at the time disclosed by a Party to the other Party; (ii) that is currently public or eventually becomes public without fault of either of the Parties or any advisors or representatives of the Parties; (iii) whose disclosure was required by a Governmental Authority or by judicial or administrative order, in the opinion of counsel the failure to comply with which would subject any Party to a penalty or other sanction; (iv) whose disclosure was expressly authorized by the other Party; (v) whose publication or disclosure is required by Live Nation USA under the Law, notably the rules of U.S. Securities and Exchange Commission and the listing requirements of the New York Stock Exchange.
l)“Consolidated Indebtedness” (Endividamento Consolidado) means, without duplication, (a) all the obligations of the Company and its Subsidiaries for borrowed money (including accrued and unpaid interest and fines or premiums applicable on prepayment); (b) all the obligations of the Company and its Subsidiaries evidenced by debt instruments, debentures, notes, or similar instruments (including accrued and unpaid interest and fines or premiums applicable on prepayment); (c) all the obligations of the Company and its Subsidiaries on which interest is usually paid; (d) Taxes being paid in installments by the Company and its Subsidiaries; (e) the Unpaid 2014 Dividends; and (f) all financial obligations of the Company and its Subsidiaries to Related Parties.
m)“Consolidated Working Capital” (Capital de Giro Consolidado) means, without duplication, (a) the balance of the current asset accounts of the Company and its Subsidiaries (i.e. (i) operating cash, (ii) accounts receivable, and (iii) other operational current asset accounts) minus (b) the balance of the current liability accounts of the Company and its Subsidiaries (i.e. (i) suppliers, (ii) payroll and payroll charges, (iii) Taxes payable; and (iv) any other operational current liability accounts), in each case, as calculated on the Closing Date and related to the day ended immediately preceding the Closing Date, in accordance with the Accounting Principles.
n)“Control” (Controle), including the related terms “Controlling” and “Controlled” and “Under Common Control” means the power to guide, directly or indirectly, the management of a legal entity or investment fund, and to conduct its activities, whether (i) as holder of more than fifty percent (50%) of the voting capital of the legal entity or of the shares in the investment fund, (ii) through the exercise of rights to elect or appoint a majority of the directors and/or officers of the legal entity, or to appoint the manager of the investment fund, (iii) by reason of an agreement, or (iv) in any other way.
o)“Controlling Event” means all and every event by means of which Live Nation becomes the Company’s Controlling Person.
p)“Designated Competitor of Live Nation” means (i) Anschutz Entertainment Group; (ii) CTS Eventim AG; (iii) LiveStyle, Inc. (new name of SFX Entertainment, Inc.); (iv) IMM Live Ltda.; and (v) Time For Fun; and their respective Controlling shareholders, Subsidiaries and/or other Person under common Control with the abovementioned entities.
q)“Employee” (Empregado) means any Person that is hired to work for any other Person, in exchange for salary, remuneration, fees, or other payment and registered or characterized as such under applicable Law.
r)“Environmental Law” (Lei Ambiental) means any legislation, regulation, order, judgment or decree issued by any Brazilian Governmental Authority related to the environment.
s)“Exhibit” (Anexo) means all the documents, explanations, terms, and definitions attached to this Agreement.

t)“Founding Shareholders’ Fundamental Representations” means the representations and warranties of the Founding Shareholders provided in Sections 9.1 (a) (Organization and Good Standing); (b) (Authority of the Founding Shareholders); (d) (Capital and Shares. Title to the Shares); (e) (Preemptive Rights, Liens and other Rights); (f) (Right and Power); (g) (Interest in Other Companies); (h) (Shares); and (i) (No Restriction).
u)“Governmental Authority” (Autoridade Governamental) means any governmental, regulatory or administrative authority, any agency or commission, and any court, tribunal, or judicial or arbitral authority in Brazil or in any other country in which the Company operates.
v)“Governmental Authorizations” (Autorizações Governamentais) means any consent, permission, approval, waiver or authorization, and any declaration, filing, submission, transfer, or registration by, from or with any Brazilian Governmental Authority for implementation of the transactions contemplated in this Agreement.
w)“Incurred Loss” or “Loss Incurred” (Perda Incorrida) means a Loss recognized by the Indemnitor or by the Company or its Subsidiaries, or resulting from a final judicial decision or definitive arbitration decision recognizing a Loss suffered by an Indemnitee pursuant to the terms of this Agreement.
x)“Indemnitee” (Parte Indenizada) means (i) Live Nation, with respect to any Loss Incurred by Live Nation, and each of the Live Nation Indemnified Parties (as defined in Section 13.1 below); and (ii) the Founding Shareholders, with respect to any Loss Incurred by the Founding Shareholders, and each of the Founding Shareholders Indemnified Parties (as defined in Section 13.2 below).
y)“Indemnitor” (Parte Indenizadora) means (i) the Founding Shareholders, when the Indemnitee is Live Nation, and (ii) Live Nation, when the Indemnitees are the Founding Shareholders.
z)“Intellectual Property” (Propriedade Intelectual) means all intellectual property rights worldwide arising under statutory or common Law, and whether or not perfected, including: (i) patents (utility and/or design), patent applications (including patents issued thereon), patentable inventions, design patents and industrial designs, and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions; (ii) registered and material unregistered trademarks, service marks, trade names, service names, trade dress, logos, slogans, domain names, and designs and other identifiers of same, including all goodwill associated therewith, and any and all common Law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (iii) registered and material unregistered copyrights and copyright applications, copyrightable works, moral rights, mask work rights, database rights and design rights, in each case, including software, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (iv) confidential and proprietary information, including trade secrets, processes, know-how, ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, website design and documentation, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; and (v) intellectual property rights arising from or in respect of the Rock in Rio Business and the Rock in Rio Festivals.
aa)“IPCA” means the Indice Nacional de Preços ao Consumidor Amplo (Consumer Price National Index) disclosed by the Instituto Brasileiro de Geografia e Estatística (IBGE).
bb)    “Knowledge” (Conhecimento) means, in relation to any Person, (i) the effective knowledge of that Person or of any other person listed in Exhibit 1.1(bb); (ii) the knowledge that it is expected a Person and any other person listed in Exhibit 1.1(bb) would have due to the exercise of reasonable care in the administration of its or his/hers own affairs; and (iii) the knowledge a Person is required to have by reason of Brazilian Law.
cc)    “Law” (Lei) means any legislation, regulation, order, judgment or decree issued by any Governmental Authority, and any other foreign legislation, regulation, order, judgment or decree issued by any Governmental Authority expressly provided in this Agreement.
dd)    “Lien” (Ônus) means any mortgage, pledge, security interest, lease, servitude, license, pact, condition, Claim, option, restriction or other encumbrance of any kind, and any conditional sales contract, contract for sale with a right of redemption, or any other contract that grants any of the above-mentioned rights and obligations, except for restrictions on transfer generally imposed by applicable Law.
ee)    “Live Nation's Fundamental Representations” means the representations and warranties of Live Nation and Live Nation USA provided in Sections 10.1 (a) (Organization and Good Standing); (b) (Power and Authority); (c) (Right and Power); and (g) (Available Funds).
ff)    “Loss” (Perda) means any and all loss suffered directly by any Person, constituting either economic or non-economic damage (dano patrimonial ou extrapatrimonial) or both, such as, for example, actual damages (danos emergentes), reasonable foreseeable indirect damages (danos indiretos) incurred by the Company or the Company’s Subsidiaries, moral damage, injury to image, institutional damage, liabilities, constrictions, contingent liabilities, fines, costs, expenses, court costs, fees of attorneys and other specialists, including court-appointed experts, and costs related to court-appointed experts’ reports. A Loss suffered or incurred by the Company or by its Subsidiaries shall also be considered as a Loss for all the purposes and effects of this Agreement.
gg)    “Material Adverse Effect” (Efeito Adverso Relevante) means, with respect to any Person, any change or effect that, either individually or in conjunction with other factors, has a material adverse effect on the financial situation of that Person, its Subsidiaries, and/or the conduct of that Person’s or its Subsidiaries’ activities and operations, taken as a whole, provided that none of the following changes shall be taken into account in determining whether there has been a material adverse effect resulting from any of the following events, circumstances, occurrences or states, in each case, to the extent that the Company and its Subsidiaries are not disproportionately affected thereby: (i) a general change in the economic, regulatory or political situation in Brazil or globally which affects the securities, credit, consumer or capital markets, or the market in which the Company and its Subsidiaries operate; (ii) acts of God, natural disasters, national or international political conditions, including any act of war, armed hostilities, engagement in, or escalation or worsening of, hostilities by Brazil or any other country or the occurrence of any military or terrorist attack or any regime change; and (iii) any material change in applicable Law or accounting rules, occurring after the date hereof.
hh)    “Material Contracts” means all and every (i) shareholders’ agreement, (ii) joint-venture agreements, (iii) non-competition agreements, (iv) ticketing agreements and, as the case may be, hospitality agreement, (v) real estate property licenses (Cessão de Direito de Uso) and/or leases agreements, (vi) employment agreements (subject to the Brazilian Labor Code regarding more than R$15,000.00 (fifteen thousand Brazilian Reais) per month, and (vii) vendor, supplier and/or customer agreements regarding more than R$750,000.00 (seven hundred fifty thousand BRL) and/or with a term of effectiveness equal or longer than two (2) years.
ii)    “Music Festival” means a multi-stage, live entertainment event, whose main attraction is music, open to the public in general, which may involve secondary attractions of a different nature, social and commercial activities involving foods, beverages and other products, as well as services in general, and involving a variety of different music attractions, musicians and music bands.
jj)    “Net Working Capital Shortfall” means the amount (if any) by which the Applicable Net Working Capital Target exceeds the Consolidated Working Capital.
kk)    “Ordinary Course of Business” means the routine operations and transactions made by the Company and/or its Subsidiaries, whether financial, commercial, or of any other nature, and the transactions made with customers of the Company and/or its Subsidiaries in a manner consistent with the practices followed by the Company and/or its Subsidiaries prior to the date of execution of this Agreement.
ll)    “Person” (Pessoa) means any natural person, firm, company, association without legal personality, investment fund, partnership, trust, or other legal entity.
mm)    “Related Party” (Parte Relacionada) means any Subsidiary of the Party in question, and the Party’s members of management, directors, officers, Employees, representatives, shareholders, partners, and their respective family members up to the second decree and their respective spouses, successors, and assigns, provided, however, that the Company and the Company’s Subsidiaries shall not be considered Related Parties among themselves.
nn)    “Representative” (Representante) of a Person shall be broadly interpreted and include all members, shareholders, partners, officers, directors, Employees, agents, advisers, attorneys-at-law, consultants, investment banks, and other representatives of the Person.
oo)    “Rock in Rio Business” means the totality of the businesses, contracts, Assets and rights which are comprised in the organization of (i) Rock in Rio Festivals; or (ii) de minimis use of the Assets of the Company and the Company’s Subsidiaries in events, in which the Company and/or the Company’s Subsidiaries are the producers and/or service providers, on a risk free basis to the Company and/or the Companies Subsidiaries (“Risk-Free Events”), including the trademarks and other Intellectual Property rights of the Company and its Subsidiaries, as well as all Knowledge, expertise and know-how relating to the design, organization, and execution of the Rock in Rio Festivals and Risk-Free Events.
pp)    “Rock in Rio Festivals” means Music Festivals held (i) under the “Rock in Rio” name and/or (ii) using any Intellectual Property related to “Rock in Rio” (regardless of being (a) word mark, (b) composite mark, (c) design mark, (d) three-dimensional mark, (e) patents, (f) copyright or (g) any other kind of Intellectual Property).
qq)    “SFX Opposition” means any objection, Claim, resistance and/or delay, of any nature and for whatever reason, by SFX concerning the SFX Shares, the Company, the Company’s Subsidiaries, the Rock in Rio Business, the Rock in Rio Festivals, the Shareholders’ Agreement of the Company in force on the date hereof; arising out of a proceeding initiated prior to the date hereof by SFX or by the Founding Shareholders and their respective successors, including but not limited to those provided in Exhibit 1.1 (qq).
rr)    “Share Equivalents” means any shares and/or quotas of any kind or class, or other securities of any kind, particularly debentures (whether convertible into shares or not), participation certificates (partes beneficiárias), share warrants (bônus de subscrição), and other securities that confer on members of management or Third-Parties the right to purchase shares or participate in profits, or that reduce the Company’s or its Subsidiaries’ capital, issued by the Company and/or its Subsidiaries.
ss)    “Subsidiary” means, with respect to any Person, a Person that directly or indirectly is Controlled by that Person (along by that Person or together with another Person). When referring to Company’s Subsidiaries, they shall necessarily include, but not be limited to the following companies:
(i)Better World Comunicação, Publicidade e Entretenimento S.A., duly incorporated and existing under the Laws of Portugal, with headquarters at 230 Avenida da Liberdade, 5th floor, 1250-248, Lisbon, Freguesia de Coração de Jesus, Concelho de Lisboa, Portugal (registered under the Conservatória do Registro Comercial de Lisboa (Portugal) under No. 506.652.041) (“Better World”), which is the Company Subsidiary responsible for the performance of the Rock in Rio Festivals in Lisbon, Portugal;
(ii)Better World Sociedade Unipessoal S.L. duly incorporated and existing under the Laws of Spain, with headquarters at Paseo de La Castellana 95, Edificio Torre Europa, Madrid;
(iii)Rock in Rio Madrid S.A. duly incorporated and existing under the Laws of Spain, with headquarters at Palacio de los Deportes de Madrid, Avda. Felipe II, s/n, Madrid. Currently the Rock in Rio Festivals in Madrid, Spain are not being performed, but Rock in Rio Madrid S.A. was the Company Subsidiary responsible for the performance of the Rock in Rio Festivals in Madrid, Spain, and is still the owner of certain Intellectual Property in Europe;
(iv)Rock in Rio USA Inc., duly incorporated and existing under the Laws of Delaware, United States of America, with headquarters at 1675 South State Sreet Ste. B, Dover, Kent Country, Delaware 19901, which is the holding company by means of which Rock World participates in Rock World USA LLC;
(v)Rock Official Comércio de Roupas Ltda. (CNPJ/MF: 14.815.675/0001-01) (“Rock Official”), which is the Company Subsidiary responsible for merchandising, clothing and related music festival apparel in relation with the Rock in Rio Business within the context of the Rock in Rio Festivals;
(vi)Rock World, which is the Company Subsidiary owning all the Intellectual Properties related to the Rock in Rio Business and responsible for the performance of the Rock in Rio Festivals in Rio de Janeiro, Brazil;
(vii)Rock World USA LLC, duly incorporated and existing under the Laws of Delaware, United States of America, with headquarters at 875 Washington Street, suite 300, in the City of New York, State of New York, which is the Company Subsidiary responsible for the performance of the Rock in Rio Festival in Las Vegas, Nevada, USA; and

(viii)any other present or future company(ies) and/or Person directly or indirectly Controlled by the Company and/or by the Company's Subsidiaries (alone by the Company and/or the Company's Subsidiaries or together with another Person) during the term of this Agreement.
tt)    “Tax” (Tributo) means all taxes, contributions, tariffs, or similar charges of any kind, whether federal, state, municipal, local, foreign or otherwise, including licensing fees, taxes on income or sales, including ICMS (Tax on the Circulation of Goods and Provision of Services), IPI (Tax on Industrialized Products), COFINS (Social Security Financing Contribution), CSLL (Social Contribution on Net Profit), ISS (Service Tax), IPTU (Urban Property Tax), ITBI (Tax on Transmission of Immovable Property), ITCMD (Inheritance and Gift Tax), IPVA (Vehicle Tax), IR (Income Tax), IOF (Tax on Financial Operations), CPMF (Provisional Contribution on Financial Operations), and other taxes and contributions, together with applicable interest, penalties and accessory obligations, as the case may be.
uu)    “Third-Party” (Terceiro) means, in relation to a Person, another Person that is not a Subsidiary neither a Related Party.
vv)    “Third-Party Authorization” (Autorização de Terceiros) means consents, licenses, approvals, permissions, waivers, authorizations, declarations, filings, submissions, transfers and registrations by, from or with any Person other than a Governmental Authority for implementation of the transactions contemplated in this Agreement.
ww)    “Transaction Documents” means, together, this Agreement, the Control Call Option, the Initial and Definitive Shareholders’ Agreements and the RM Services Agreement, as well as any other agreement and ancillary documents mentioned or related to the abovementioned agreements.
1.2.    Other Definitions. The following terms are defined in the corresponding sections of this Agreement:

Term	Section
2018 Ordinary Shareholders’ Meeting	Section 3.5
Agreement	Preamble
Amicable Resolution	Section 17.3
Amicable Resolution Meeting	Section 17.3.1
Amicable Resolution Notice	Section 17.3.1
Arbitration	Section 17.4
Arbitration Rules	Section 17.4
Arttitude	Preamble
BACEN	Section 9.1(ff)
Better World	Section 1.1(ss) (i)
Capital Increase	Section 4.1(i)
Chulam Family	Preamble
Closing	Section 8.1
Closing Date	Section 8.1
Closing Deadline	Section 15.1(v)

Closing Shareholders’ Meeting	Section 4.1
Company	Preamble
Consolidated Indebtedness and Working Capital Notice	Section 4.7
Control Call Option	Section 5.1
Control Call Option Exercise Notice	Section 5.6
Control Call Option Purchase Price	Section 5.3
Control Call Option Shares	5.2
Control Shareholders’ Agreement	Section 5.7(a)
Control Shareholders’ Meeting	Section 5.7(b)
CPF/MF	Preamble
Declined Festival Opportunity	Section 12.6
Dispute	Section 17.2
Dream Factory	Section 12.4
Exercise Periods	Section 5.4
Filipe	Preamble
Financial Statements	Section 9.1(s)
Founding Shareholders	Preamble
Founding Shareholders' Conditions Precedent	Section 6.2
Founding Shareholders Contribution Amount	Section 4.5.1(a)
Founding Shareholders Indemnified Party(ies)	Section 13.2
Founding Shareholders’ Shares	Whereas
IFP/RJ	Preamble
IGP-M	Section 16.5
IMM	Section 16.3
IMM Tag Along	Section 16.3
Indebtedness and Working Capital Indemnification	Section 13.1.1
Indebtedness Capital Increase	Section 4.1(i)

Indemnification Notice	Section 13.4
Independent Accounting Firm	Section 4.7.2
Independent Accounting Firm’s Report	Section 4.7.3
Initial Shareholders’ Agreement	Section 8.1(xiii)
INPI	Section 9.1(aa)
Lionel	Preamble
Live Nation	Preamble
Live Nation Indemnified Party(ies)	Section 13.1
Live Nation USA	Preamble
Live Nation’s Contribution Amount	Section 4.5.1(b)
Live Nation’s Conditions Precedent	Section 6.3
LN Capital Increase	Section 4.1(i)
LN Shares	Whereas
LN Shares Price	Section 4.3
Marcella	Preamble
Medina Family	Preamble
MGM Fine	Section 9.1(ii)
Parties	Preamble
Parties' Conditions Precedent	Section 6.1
Payment of Consolidated Indebtedness	Section 4.5.2
Profits' Distribution Shareholders' Meeting	Section 3.5
Properties	Section 9.1(m)
Redemption of the SFX Shares	Section 3.1(i)
Restriction Period	Section 12.2
Review Notice	Section 4.7.1
Risk-Free Events	Section 1.1(oo)
RM Services Agreement	Section 8.1(xii)

Roberta	Preamble
Roberto	Preamble
Rock Official	Section 1.1(ss)(v)
Rock World	Preamble
Rodolfo	Preamble
Rubem	Preamble
Second Indebtedness Capital Increase	4.7.6
Settlement Agreement	Whereas
SFX	Whereas
SFX Brazil	Whereas
SFX Shares Price	Section 3.2
Shareholders’ Meeting for the Redemption of the SFX Shares	Section 3.1
Subscription of the LN Shares	Section 4.4.1
Transaction	Whereas
Uncapped Founding Shareholders Indemnity Obligation	Section 13.17
Unpaid 2014 Dividends	Section 9.1(r)
1.3.    Interpretation. The Parties agree that: (i) the headings and titles of the provisions of this Agreement are for convenience of reference only and do not limit or affect the meaning of the sections, subsections or items to which they apply; (ii) whenever required by the context, the definitions contained in this Agreement apply in both the singular and the plural, and the neuter gender shall include the masculine and feminine genders, and vice-versa, and the masculine gender shall include the feminine, and vice-versa; (iii) references in this Agreement to any other documents or instruments shall include all changes, substitutions, consolidations and supplements thereto, unless this Agreement expressly states otherwise; (iv) unless otherwise expressly established in this Agreement, references to articles, sections, subsections, items, schedules and Exhibits are to articles, sections, subsections, items, schedules and Exhibits of this Agreement; (v) unless otherwise expressly established in this Agreement, all references to any of the Parties include its successors, beneficiaries, representatives and permitted assigns of any kind; (vi) as used in this Agreement, the word “including” and like words and expressions, followed by any statement, term, or general subject matter shall not be interpreted so as to limit the immediately following statement, term, or general subject matter, but instead shall be treated as a reference to all other things and matters that could reasonably fall within the scope of the statement, term, or general subject matter, as if it had been accompanied by the expression “for the purposes of illustration”; and (vii) the Whereas and Exhibits to this Agreement are an integral part of this Agreement.

ARTICLE II
THE TRANSACTION
2.1.    Transaction. Subject to the terms and conditions set out herein (in particular the Conditions Precedent provided for in ARTICLE VI - Conditions Precedent below), the Founding Shareholders and Live Nation hereby commit to implement the Transaction whereby (i) SFX will cease to have any equity interest in the Company and/or in the Company’s Subsidiaries, directly and/or indirectly; (ii) Live Nation will subscribe the LN Shares, corresponding to fifty percent (50%) of the total and outstanding voting corporate capital of the Company; and (iii) the Parties will execute the Control Call Option, by means of which the Founding Shareholders will grant Live Nation the prerogative to acquire shares issued by the Company and owned by the Founding Shareholders corresponding to one percent (1%) of the Company’s total and voting capital stock.
ARTICLE III
REDEMPTION OF THE SFX SHARES AND SUBSCRIPTION OF THE LN SHARES
3.1.    Redemption of the SFX Shares. On the Closing Date, and in accordance with the Settlement Agreement, the Founding Shareholders and SFX shall hold an Extraordinary Shareholders’ Meeting of the Company, in accordance with the following and with the provisions of this ARTICLE III (“Shareholders’ Meeting for the Redemption of the SFX Shares”):
(i)    The Founding Shareholders and SFX shall approve the redemption of the SFX Shares, in accordance with Article 44 of the Brazilian Corporate Law and without a reduction of the Company’s capital stock (“Redemption of the SFX Shares”);
(ii)    The Redemption of the SFX Shares shall be made using resources that were duly, regularly and lawfully allocated to (devida, regular e legitimamente constituídos) at the accrued net profits (lucro líquido acumulado) and/or at the capital reserves (reserve de capital), provided that the allocation and accounting of such resources at the accrued net profits (reserva de lucros) and/or at the capital reserves (reserva de capital) registered in the Company annual financial statement dated as of December 31, 2017, were duly made, in accordance with Brazilian GAAP and the Brazilian Corporate Law, with no violation to the rights of any minority shareholders, creditors, stakeholders and/or otherwise;
(iii)    The Redemption of the SFX Shares, regardless of the provisions of paragraph 4, Article 44 of the Brazilian Corporate Law, shall not cover all shares issued by the Company and, on a mutually agreed manner, SFX and the Founding Shareholders have agreed that all the shares to be redeemed shall be those owned and held by SFX, with no need of adoption of drawing lots (sorteio), auction (leilão) and/or any similar procedures. As a result of the Redemption of the SFX Shares (i) SFX will cease to be a shareholder of the Company and will no longer hold any equity interest, directly or indirectly, in the Company and in any of the Company’s Subsidiaries; and (ii) the SFX Shares will be cancelled; and
(iv)    The members of the Board of Directors and the Officers of the Company appointed by SFX will present their resignation letters and will be granted release by the Company.
3.1.2.    Founding Shareholders agree that from the date hereof until the Closing, (i) the Founding Shareholders shall not approve the issuance of new shares by the Company, except as expressly provided in this Agreement; and (ii) no shares issued by the Company shall be transferred from the Founding Shareholders or the Company to Third-Parties and/or be subject to any Lien.
3.2.    Price and Payment for the Redemption of the SFX Shares. In consideration for the Redemption of the SFX Shares, the Company shall pay to SFX on the Closing Date the total amount in Brazilian Reais equivalent to USD$26,000,000.00 (twenty six million U.S. Dollars) based on the Closing Exchange Rate (“SFX Shares Price”).
3.2.1.    The payment for the Redemption of the SFX Shares shall be approved through the usage of the amounts available in the Company’s capital reserve (reserve de capital) and/or accrued net profits (reserva de lucros) already existing on the date hereof.
3.3.    A draft of the Minutes of the Shareholders’ Meeting for the Redemption of the SFX Shares is attached hereto as Exhibit 3.3.
3.4.    The Founding Shareholders shall participate in the Shareholders’ Meeting for the Redemption of the SFX Shares and vote in favor of the Redemption of the SFX Shares (i) to be made in accordance with article 44 and related provisions of the Brazilian Corporate Law and without a reduction of the Company's capital stock; (ii) to be made using resources that were duly, regularly and lawfully allocated to (devida, regular e legitimamente constituídos) the net profits and/or at the capital reserves of the Company, provided that the allocation and accounting of such resources at the net profits and/or at the capital reserves were duly made, in accordance with Brazilian GAAP and the Brazilian Corporations Law, with no violation to the rights of any minority shareholders, creditors, stakeholders and/or otherwise; (iii) not covering all shares issued by the Company, but with no need of adoption of drawing lots (sorteio), auction (leilão) and/or any similar procedures; and (iv) shall result in the cancellation of all the SFX Shares and SFX ceasing to be a shareholder of the Company and holding any equity interest and/or Share Equivalents, directly or indirectly, in the Company and in any of the Company's Subsidiaries.
3.5.    Subsequently to – and on the same date of – the Shareholders’ Meeting for the Redemption of the SFX Shares, the Founding Shareholders (as sole shareholders of the Company) shall hold (i) an Ordinary Shareholders Meeting of the Company (“2018 Ordinary Shareholders’ Meeting”), in accordance with the draft attached hereto as Exhibit 3.5(i); and (ii) a General Shareholders' Meeting of the Company (“Profits' Distribution Shareholders' Meeting”), in accordance with the draft attached hereto as Exhibit 3.5(ii).
ARTICLE IV
ISSUANCE OF THE LN SHARES
4.1.    Issuance of the LN Shares. Following the 2018 Ordinary Shareholders’ Meeting and the Profits' Distribution Shareholders' Meeting, the Founding Shareholders and Live Nation shall hold an Extraordinary Shareholders’ Meeting of the Company, in accordance with Exhibit 4.1 and with the provisions of this ARTICLE IV, in order to (“Closing Shareholders’ Meeting”):
(i)    approve a capital increase of the Company, so as to issue the LN Shares, which shall be subscribed solely by Live Nation and which shall represent fifty percent (50%) of the Company’s total capital stock after the capital increase (“LN Capital Increase”);
(ii)    approve the Indebtedness Capital Increase, as defined in Section 4.5 below;
(iii)    waive the Founding Shareholders’ preemptive rights for the subscription of the LN Shares being issued in the LN Capital Increase;
(iv)    modify and restate the Company’s Bylaws; and
(v)    elect new members of the Company’s Board of Directors, to be appointed in accordance with the Initial Shareholders’ Agreement.
4.2.    LN Shares. The LN Shares shall correspond to non-par value nominative common shares of the Company representing fifty percent (50%) of its total and voting capital stock after the Capital Increase.
4.3.    LN Shares Subscription Price. The LN Shares shall be subscribed and paid in by Live Nation for the total amount in Brazilian Reais corresponding to USD$34,760,000.00 (thirty-four million, seven hundred sixty thousand U.S. Dollars) based on the Closing Exchange Rate (“LN Shares Price”). On the Closing Shareholders’ Meeting, Parties shall also hold the Indebtedness Capital Increase, in accordance with Section 4.5 and subsections.
4.4.    Subscription of the LN Shares. Live Nation hereby agrees to: (i) subscribe the LN Shares issued at the Closing Shareholders’ Meeting by means of the execution of the competent subscription form; and (ii) in consideration for the subscription of the LN Shares, by means of the relevant annotation of Live Nation as holder of the LN Shares in the Share Registration Book of the Company, pay in the LN Shares in immediately available funds in a Brazilian bank account(s) held by the Company and to be previously informed in writing by the Company.
4.4.1.    Upon the payment of the LN Shares and the annotation of Live Nation as holder of the LN Shares in the Share Registration Book of the Company, an irrevocable and unconditional full release and discharge (quitação integral) on any and all amounts due by Live Nation in connection with the subscription of the LN Shares will be deemed to be automatically given by the Company, without any further act being required (“Subscription of the LN Shares”).
4.5.    Indebtedness Capital Increase. At the Closing Shareholders’ Meeting, the Parties shall approve another capital increase of the Company, which total amount shall correspond to eighty percent (80%) of Rock World’s Consolidated Indebtedness and estimated Net Working Capital Shortfall, which shall be subscribed fifty percent (50%) by Live Nation and fifty percent (50%) by the Founding Shareholders, up to the total amount in Brazilian Reais corresponding to USD10,000,000.00 (ten million U.S. Dollars), based on the Closing Exchange Rate (“Indebtedness Capital Increase”).

4.5.1.    The Parties shall contribute to the Indebtedness Capital Increase as follows:
(a)        The Founding Shareholders shall contribute with fifty percent (50%) of the Indebtedness Capital Increase, up to the maximum amount in Brazilian Reais corresponding to USD$5,000,000.00 (five million U.S. Dollars), based on the Closing Exchange Rate, with no further dilution effects on Live Nation (the “Founding Shareholders Contribution Amount”); and
(b)        Live Nation shall contribute to the Company the amount equal to the Founding Shareholders' Contribution Amount (“Live Nation’s Contribution Amount”) and subscribe the same number of shares under the Indebtedness Capital Increase as subscribed by the Founding Shareholders.
4.5.2.    The Indebtedness Capital Increase shall be used by the Company’s management in order to and in this order (i) repay the Consolidated Indebtedness of Rock World and its Subsidiaries’ outstanding as of the Closing (“Payment of Consolidated Indebtedness”); and (ii) fund any Net Working Capital Shortfall, if applicable.
4.5.3.    The Company shall notify Rock World’s and the Company’s Subsidiaries’ other shareholders requesting them to fund their pro rata share of any such Consolidated Indebtedness or Net Working Capital Shortfall of the Company’s Subsidiaries, in order to repay or fund such amounts in full, in accordance with the applicable Shareholders’ Agreements, if any.
4.5.4.    The amounts of the Indebtedness Capital Increase shall be taken into account in determining the amount of the Indebtedness and Working Capital Indemnification provided under Section 13.1.1.
4.6.     For the purpose of carrying out the Indebtedness Capital Increase, the Founding Shareholders hereby agree to cause the Company’s management (as appointed and elected by them) to deliver, at least four (4) Business Days prior to the Closing, an estimate of the Consolidated Indebtedness of Rock World and its Subsidiaries and of the Company’s Consolidated Working Capital, which will be used to define the total amount of the Indebtedness Capital Increase, up to the amount in Brazilian Reais corresponding to USD10,000,000.00 (ten million U.S. Dollars), based on the Closing Exchange Rate. The information provided by the Founding Shareholders shall be subject to a post-closing true-up and review, in accordance with the provisions of the Section 4.7 and subsections.
4.7.    Post-Closing True-up and Review. Within ninety (90) days from the Closing, the Founding Shareholders shall cause the Company’s management to send a written report to Live Nation containing the revised amounts of the Consolidated Indebtedness of Rock World and its Subsidiaries and of the Company’s Net Working Capital Shortfall, if any, together with all documents and calculations related to it (“Consolidated Indebtedness and Working Capital Notice”).
4.7.1.    In case Live Nation does not agree with the amounts provided in the Consolidated Indebtedness and Working Capital Notice, Live Nation shall send, within forty-five (45) Business Days from the receipt of the Consolidated Indebtedness and Working Capital Notice, a written notice to the Founding Shareholders, with a copy to the Company, informing its disagreement to the calculations presented (“Review Notice”). The Review Notice shall contain the appropriate reasoning together with the calculation of the Consolidated Indebtedness of Rock World and its Subsidiaries and of the Company’s Net Working Capital Shortfall considered correct by Live Nation. In this event, Parties shall try to amicably and in good-faith resolve the controversies in connection with the Consolidated Indebtedness and Working Capital Notice.
4.7.2.    In case Parties cannot amicably resolve the controversies arising from the Consolidated Indebtedness and Working Capital Notice within forty five (45) Business Days as from the delivery of the Review Notice, the Parties shall mutually appoint one (1) of the independent accounting firms listed in Exhibit 4.7.2 (all of which shall be internationally recognized accounting firms and have offices both in Brazil and in the U.S.) (“Independent Accounting Firm”) to resolve the matter. In case Parties cannot reach an agreement on the appointment of the Independent Accounting Firm, each Party shall eliminate one (1) name out of the four (4) names of independent accounting firms provided in Exhibit 4.7.2. The Independent Accounting Firm to be finally appointed to determine the Consolidated Indebtedness of Rock World and its Subsidiaries and/or of the Company’s Net Working Capital Shortfall, as the case may be and with due regard to the provisions of Section 4.7.3 below, shall be the institution that submits the lowest bid for such appraisal among the two (2) remaining independent accounting firms after the eliminations made by the Parties.
4.7.3.    The Independent Accounting Firm shall determine the controversial components of the Consolidated Indebtedness of Rock World and its Subsidiaries and/or the controversial components of the Company’s Net Working Capital Shortfall, as applicable (i.e., the line(s) of the balance sheet Parties are disagreeing about), within thirty (30) days from the date of receipt of the information set forth in Section 4.7.4 below, by submitting a report containing the details of the Consolidated Indebtedness of Rock World and its Subsidiaries and/or of the Company’s Net Working Capital, as the case might be (“Independent Accounting Firm’s Report”). In any case, the Independent Accounting Firm’s Report will be bound to the gap between the lowest and the highest values presented and disputed by the Parties (i.e., the lowest shall be considered as a minimum value and the highest shall be considered a cap). The costs and expenses of the Independent Accounting Firm shall be shared between the Parties in proportion to their interests in the capital stock of the Company, which shall be verified on the date of the election of the Independent Accounting Firm.
4.7.4.    The Company shall, upon written express request from any of the Parties, provide the other Party, the Independent Accounting Firm and/or cause its respective accountants and/or auditors to provide the other Party and/or the Independent Accounting Firm with any and all information reasonably requested by the Independent Accounting Firm, for the purpose of determining the Consolidated Indebtedness of Rock World and its Subsidiaries and/or of the Company’s Net Working Capital, as the case may be.
4.7.5.    Failure by Live Nation to reply to the Consolidated Indebtedness and Working Capital Notice within the term provided under Section 4.7.1 above will be deemed as an acceptance of the amounts of the Consolidated Indebtedness of Rock World and its Subsidiaries and/or of the Company’s Net Working Capital Shortfall provided under the Consolidated Indebtedness and Working Capital Notice.
4.7.6.    Upon the definition of the final amount of the Consolidated Indebtedness of Rock World and its Subsidiaries and/or of the Company’s Net Working Capital Shortfall, in the event they are greater than the amounts initially estimated by the Company’s management at Closing, then Parties shall subscribe and pay in a new capital increase of the Company, in the total amount corresponding to the difference between (i) the Consolidated Indebtedness of Rock World and its Subsidiaries and/or of the Company’s Net Working Capital Shortfall identified in the Independent Accounting Firm’s Report; and (ii) the total amount of the subscription under the Indebtedness Capital Increase; which shall be subscribed and paid in by the Founding Shareholders and by Live Nation, in the proportion of their interest in the Company’s equity and without dilution of any of the Parties (i.e., fifty percent (50%) each) (“Second Indebtedness Capital Increase”). Except as otherwise agreed by the Parties in written, the sum of the Indebtedness Capital Increase and the Second Indebtedness Capital Increase shall never exceed the amount in Brazilian Reais corresponding to USD$10,000,000.00 (ten million U.S. Dollars), based on the Closing Exchange Rate.
4.7.7.    If the Independent Accounting Firm’s Report indicates that the Consolidated Indebtedness of Rock World and its Subsidiaries and the Company’s Net Working Capital Shortfall on the Closing Date was higher than the amount in Brazilian Reais corresponding to USD$10,000,000.00 (ten million U.S. Dollars), based on the Closing Exchange Rate, then the Parties may mutually agree to make the sum of the Indebtedness Capital Increase and the Second Indebtedness Capital Increase higher than the amount in Brazilian Reais corresponding to USD$10,000,000.00 (ten million U.S. Dollars), based on the Closing Exchange Rate, in order to settle the Consolidated Indebtedness of Rock World and its Subsidiaries and the Company’s Net Working Capital Shortfall. In any case, the capital increase shall be made in the same proportion and without dilution, in order to provide funding for such working capital requirements.
4.8.    As a consequence of the LN Capital Increase, the Indebtedness Capital Increase and, as applicable, the Second Indebtedness Capital Increase, the Company’s total and voting capital stock shall be owned: (i) fifty percent (50%) by Live Nation; and (ii) fifty percent (50%) jointly by the Founding Shareholders.

ARTICLE V
CONTROL CALL OPTION
5.1. The Parties shall execute, on the Closing Date, a Control Call Option Agreement, under the terms and conditions established in this ARTICLE V, according to the draft attached hereto as Exhibit 5.1 (the “Control Call Option”).
5.2. Purpose. Under the Control Call Option Agreement, Live Nation shall have the right to purchase a number of shares and Shares Equivalents representing one percent (1%) of the total capital stock of the Company from the Founding Shareholders, in the proportion established in the Control Call Option (“Control Call Option Shares”).
5.2.1.    Following the exercise of the Control Call Option, the outstanding voting shares of the Company will thereafter be owned fifty-one percent (51%) by Live Nation and forty-nine percent (49%) by one or more of the Founding Shareholders (in such proportion as agreed by the Founding Shareholders).
5.2.2.    The Control Call Option Shares shall be transferred from the Founding Shareholders to Live Nation upon the exercise of the Control Call Option.
5.3.    For the granting of the Control Call Option Live Nation shall pay to Founding Shareholders (in the proportion established under the Control Call Option), at Closing, the amount in Brazilian Reais corresponding to USD$240,000.00 (two hundred forty thousand U.S Dollars) based upon the Closing Exchange Rate (the “Control Call Option Purchase Price”).
5.3.1.    The Parties hereby agree that the payment to be made to Arttitude under the Control Call Option shall be made after Closing, within 5 (five) Business Days as from the date Live Nation receives a notice from Arttitude informing the opening of its bank account in Brazil. The conversion into Brazilian Reais shall be based upon the Closing Exchange Rate.
5.3.2.    The Control Call Option Purchase Price shall not be refundable and therefore, in the event Live Nation does not timely exercise the Control Call Option for any reason, the Founding Shareholders shall not be obliged to return or refund the Control Call Option Purchase Price.
5.4.    Exercise. The Control Call Option shall be exercisable by Live Nation during the following periods (“Exercise Periods”):
(a)    at any time during the 60 (sixty)-day period commencing on the 120th (one hundred twentieth) day immediately prior to the commencement of the 2019 Rock in Rio festival to be held in Rio de Janeiro;
(b)    at any time during the 60 (sixty)-day period commencing on January 1, 2020; or
(c)    at any time, upon the occurrence of any Controlling Event.
5.5.     Exercise Price. The price to be paid by Live Nation for the exercise of the Control Call Option (i.e., for the purchase of the Control Call Option Shares, regardless of its absolute number) shall be of R$1,00 (one Brazilian Real), to be paid to one of the Founding Shareholders, regardless of whom.
5.6.    Exercise. For the exercise of the Control Call Option, Live Nation shall send a written notice to the Founding Shareholders, in which it communicates its intention to exercise its rights arising therefrom (the “Control Call Option Exercise Notice”).
5.6.1. The Control Call Option Exercise Notice shall be delivered to the Founding Shareholders within the Exercise Period.
5.6.2. The Control Call Option Shares shall be transferred from Founding Shareholders to Live Nation no later than five (5) Business Days following the receipt of the Control Call Option Exercise Notice (the “Control Call Option Exercise Date”).
5.7.    Live Nation’s Control. Once the Control Call Option is exercised by Live Nation (or, as the case may be, upon the occurrence of another Controlling Event):
(a)    The provisions of the Exhibit 9.1 to the Initial Shareholders’ Agreement shall become automatically effective (“Control Shareholders’ Agreement”); and

(b)    Parties shall hold a General Shareholders’ Meeting of the Company and a Board of Directors’ Meeting of the Company in order to, among others (“Control Shareholders’ and Board of Directors’ Meetings”):
(i)        acknowledge and accept the resignation of the directors and officers of the Company appointed by the Founding Shareholders and whose mandates are still in force, so as to conform the Company’s management to the provisions of the Control Shareholders’ Agreement (with due regard for the RM Services Agreement);
(ii)         elect new directors and officers of the Company, to be appointed by the Founding Shareholders and by Live Nation, in accordance with the Control Shareholders’ Agreement; and
(iii)         alter the Company’s bylaws so as to adequate it to the Control Shareholders’ Agreement’s provisions.
ARTICLE VI
CONDITIONS PRECEDENT
6.1.    Conditions to the Obligations of all Parties to Effect the Closing. The respective obligations of the Founding Shareholders, on one hand, and Live Nation, on the other hand, to effect the Closing shall be subject to the fulfillment or waiver of each and every one of the conditions listed below (“Parties' Conditions Precedent”):
(i)    No Statute or Ruling. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority, and there shall be no order, ruling, decree or injunction of a court of competent jurisdiction in effect, which makes it illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement; and
(ii)    Settlement Agreement. The Settlement Agreement executed among the Founding Shareholders and SFX on April 30, 2018, shall still be in full force and effect, being binding upon the Founding Shareholders, Roberta, SFX and the Company and without having any limitation, revocation, withdrawal or being subject to any Claim.
6.2.    Conditions Precedent to the Obligation of Live Nation to Effect the Closing. The obligation of Live Nation to effect the Closing shall be further subject to the satisfaction or waiver, to the extent permitted by Applicable Law, of the following conditions on or prior to the Closing Date (“Founding Shareholders' Conditions Precedent”):
(i)Representations and Warranties. (a) The Founding Shareholders’ Fundamental Representations shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though made on the Closing Date; (b) the representation and warranties of the Founding Shareholders set forth in Section 9.1(ii) (Conduct in the Ordinary Course of Business; Absence of Certain Changes; Events and Conditions) shall be true and correct in all material respects as of the Closing Date (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect” or other qualification based on materiality contained in any such representation or warranty); and (c) each of the representations and warranties of the Founding Shareholders set forth in Section 9.1 not referenced in items (a) and (b) above shall be true and correct in all material respects (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect” or other qualification based on materiality contained in any such representation or warranty) at and as of the date hereof;
(ii)The Founding Shareholders and the Company and its Subsidiaries, as the case may be, shall have complied with, in a timely fashion, in all material respects, all their obligations under this Agreement, including, without limitation, with their obligations established under ARTICLE VIIII of this Agreement;
(iii)No Material Adverse Effect shall have occurred and be continuing, which prevents the Company and/or the Company’s Subsidiaries from holding a Rock in Rio Festival in Rio de Janeiro, Brazil;
(iv)The Company remains the lawful owner and holder of non-par value nominative common shares issued by Rock World, representing eighty percent (80%) of the total outstanding and voting shares of Rock World, all duly subscribed and fully paid in, so that the Company remains the direct Controlling shareholder of Rock World; and
(v)The Company shall present the fully executed Minutes of the Shareholders’ Meeting for the Redemption of the SFX Shares.
6.2.1.    The foregoing conditions described in Section 6.2 are for the sole benefit of Live Nation and may be waived by Live Nation, in whole or in part, at any time and from time to time in the sole discretion of Live Nation (provided, however, that Live Nation may not withdraw a waiver previously granted). The failure by Live Nation at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
6.3. Conditions Precedent to the obligation of the Founding Shareholders to Effect the Closing. The obligation of the Founding Shareholders to effect the Closing shall be further subject to the satisfaction or waiver, to the extent permitted by Applicable Law, of the following conditions on or prior to the Closing Date by Live Nation (“Live Nation's Conditions Precedent”):
(i)    Representations and Warranties. (a) The Live Nation's Fundamental Representations shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though made on the Closing Date; and (b) each of the representations and warranties of Live Nation set forth in ARTICLE X not referenced in item (a) above shall be true and correct in all material respects (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect” or other qualification based on materiality contained in any such representation or warranty) at and as of the date hereof; and
(ii)    Live Nation shall have complied with, in a timely fashion, in all material respects, all its obligations under this Agreement.
6.3.1.    The foregoing conditions described in Section 6.3 are for the sole benefit of Founding Shareholders and may be waived by Founding Shareholders, in whole or in part, at any time and from time–to-time in the sole discretion of the Founding Shareholders (provided, however, that the Founding Shareholders may not withdraw a waiver previously granted). The failure by the Founding Shareholders at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
ARTICLE VII
CONDUCT OF BUSINESS
AND ADDITIONAL OBLIGATIONS OF THE FOUNDING SHAREHOLDERS
7.1.    During the period prior to Closing, the Founding Shareholders and the Company and the Company's Subsidiaries irrevocably undertake:
(a)to conduct the Business of the Company and of its Subsidiaries in the same manner it has been conducted to date and in the Ordinary Course of Business; and
(b)not to hold any corporate approval of the Company and the Company’s Subsidiaries except as expressly provided in this Agreement and except for the 2018 Ordinary Shareholders’ Meeting of Rock World scheduled to take place on April 27, 2018.
7.2.    From the date hereof to the Closing, the Founding Shareholders shall cause the Company and its Subsidiaries to make their best efforts to retain the services of their current Officers and Employees, replacements being allowed, to preserve the good reputation of the Company and its Subsidiaries, and to maintain the relationship of the Company and its Subsidiaries with customers, suppliers, distributors, and other Persons that have business relations with the Company and/or with any of its Subsidiaries.
7.3.    The Founding Shareholders and the Company undertake, during the period prior to Closing, to keep Live Nation informed and to immediately give notice in writing to Live Nation in the event of any changes to the Ordinary Course of Business of any of the Company or its Subsidiaries, or any other factor act that could result in a Material Adverse Effect for the Company, its Subsidiaries, their Businesses, their Assets, the SFX Shares and/or the LN Shares.

ARTICLE VIII
CLOSING & OTHER MATTERS
8.1.    Closing. On the third (3rd) Business Day following the date hereof or such later date as may be mutually agreed by the Parties, but no later than the Closing Deadline (as defined below) (“Closing Date”), the Parties shall attend at 1 p.m. local time at the office of the Company, at Avenida Paisagista José Silva de Azevedo Neto, No. 200, Block 1, suite 205, Empreendimento O2, Barra da Tijuca, Rio de Janeiro, State of Rio de Janeiro, Brazil, or any other time or location as mutually chosen by the Parties, and there perform the following acts (“Closing”):
(i)    Live Nation shall confirm, in the form of the instrument contained in Exhibit 8.1(i) hereto that the Founding Shareholders’ Conditions Precedent set forth in item (i) of Section 6.2 have been satisfied;
(ii)    The Founding Shareholders shall confirm, in the form of the instrument contained in Exhibit 8.1(ii) hereto, that Live Nation’s Conditions Precedent set forth in item (i) of Section 6.3 have been satisfied;
(iii)    The Founding Shareholders will present and, unless if otherwise agreed under the Settlement Agreement, deliver to Live Nation all the original documentation that evidences the fulfillment of the Founding Shareholders’ Conditions Precedent, as provided for in Section 6.1 above (provided that the original version of the Minutes of the Shareholders’ Meeting for the Redemption of the SFX Shares, fully executed by the Founding Shareholders and by SFX and the Company’s Share Registration Book reflecting the Redemption of the SFX Shares will be held in escrow by SFX until the payment of the price for the Redemption of the SFX Shares under the provisions of the Settlement Agreement);
(iv)    The Founding Shareholders will present to Live Nation an original version of the Minutes of the 2018 Ordinary Shareholders’ Meeting and of the Profits' Distribution Shareholders' Meeting, fully executed by the Founding Shareholders;
(v)    The Parties will execute the Minutes of the Closing Shareholders’ Meeting and Live Nation will execute the subscription forms corresponding to the LN Shares;
(vi)    Live Nation will pay to the Company the LN Shares Price in immediately available funds to the bank account indicated in Exhibit 8.1(vi):
(vii)    The Founding Shareholders will pay to the Company the Founding Shareholders Contribution Amount and execute the respective subscription forms;
(viii)    Live Nation will pay to the Company the Live Nation’s Contribution Amount and execute the respective subscription form;
(ix)    The Founding Shareholders will cause the Company to register the subscription of the LN Shares in the appropriate entries in the Share Register Book of the Company (livro de registro de ações);
(x)    The Parties will cause the Company to register the subscription of the shares related to the Founding Shareholders Contribution Amount and the Live Nation’s Contribution Amount in the appropriate entries in the Share Register Book of the Company (livro de registro de ações);
(xi)    The Agreement for Officer’s Activities executed on February 12, 2014 between Mr. Roberto and Rock World will be duly terminated and Mr. Roberto will expressly waive any rights and/or Claims related to amounts payable from the Company and/or any of the Company’s Subsidiaries to him due to such agreement (including, but not limited, to any indemnification due to early termination), according to Exhibit 8.1(xi);
(xii)    The Company, Live Nation, Rock World and Mr. Roberto shall execute a services agreement, in the form of Exhibit 8.1(xii) (the “RM Services Agreement”);
(xiii)    Parties shall execute the Control Call Option Agreement, in accordance with the established under ARTICLE V – Control Call Option above;

(xiv)    Except as provided under Section 5.3.1, Live Nation shall pay to Founding Shareholders the Control Call Option Purchase Price, in accordance with the established under ARTICLE V – Control Call Option above to the bank accounts provided in Exhibit 8.1 (xiv);
(xv)    Parties shall execute a new Shareholders’ Agreement of the Company (“Initial Shareholders’ Agreement”), in the same terms and conditions as of the form attached hereto as Exhibit 8.1(xv);
(xvi)    Live Nation shall pay the amount in Brazilian Reais corresponding to USD$5,000,000.00 (five million U.S. Dollars) to the Founding Shareholders (proportionally in accordance with their ownership of the Founding Shareholders’ Shares), based on the Closing Exchange Rate to the bank accounts provided in Exhibit 8.1 (xiv), as an upfront payment for a future and potential exercise, by Live Nation, of its call option rights or, by the Founding Shareholders, of its put option rights under the Initial Shareholders’ Agreement ("Advance Put/Call Payment"), provided that the amounts payable to Arttitude shall be made after Closing, within 5 (five) Business Days as from the date Live Nation receives a notice from Arttitude informing the opening of its bank account in Brazil. The conversion into Brazilian Reais shall be based upon the Closing Exchange Rate; and
(xvii)    The Board of Directors of the Company shall hold a Board of Directors’ Meeting in order to deliberate on: (a) the election of new officers of the Company and the Company's Subsidiaries, to be appointed by the Parties (including Mr. Roberto as the Company’s and the Company's Subsidiaries statutory officer, designated as President, in accordance with the RM Services Agreement); (b) the election of new directors of the Company's Subsidiaries (including Mr. Roberto as the Company's Subsidiaries chairman); and (c) the global compensation of the managers of the Company's Subsidiaries, according to Exhibit 8.1(xvii).
8.2.    The Parties also undertake to perform all acts and sign all other documents at the Closing that may be necessary or convenient to the good and proper formalization of the subscription and payment of the LN Shares by Live Nation.
8.3.    All acts to be performed at Closing form part of a single transaction agreed between the Parties, and shall be performed and implemented so as to give effect to the subject matter of this Agreement. All the actions and documents to be taken, executed and delivered by the Parties at Closing, as indicated above, shall be deemed, for all effects, to be made and signed simultaneously, such that no actions or provisions that constitute the Closing will be deemed to have occurred until all the other actions and provisions constituting the Closing have been duly taken or effected.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES BY THE FOUNDING SHAREHOLDERS
9.1.    Each of the Founding Shareholders and Roberta, jointly and severally, make the following representations and warranties to Live Nation, which are true, exact and complete on the date hereof and shall be true, exact and complete as of the Closing:
(a)    Organization and Good Standing. The Company and the Company’s Subsidiaries are duly organized and validly existing under the Law of where they are organized. The Company and the Company’s Subsidiaries have full power and capacity, and have the required authorizations, to hold and dispose of their Assets, and to conduct their businesses in the manner they have been conducted to date, in full compliance with the solvency requirements under the Laws of where they are organized. Rock World is an audited company and the Company and the Company’s Subsidiaries do not and as from the date of the Financial Statements have never carried out any activities that exceed their respective corporate purposes;
(b)    Authority of the Founding Shareholders. (i) each of the Founding Shareholders is an individual and has legal capacity and all necessary power to enter into, consummate the transactions contemplated by, and carry out his or her obligations under the Transaction Documents; (ii) the execution and delivery by the Founding Shareholders of the Transaction Documents, the consummation by the Founding Shareholders of the transactions contemplated hereby, and the performance by the Founding Shareholders of all their obligations hereunder, have been duly authorized by all requisite action on the part of the Founding Shareholders, including any spousal consent (outorga uxória and/or outorga marital), if so required under the terms of the Brazilian Civil Code); and (iii) this Agreement has been duly executed and delivered by the Founding Shareholders, and (assuming due authorization, execution and delivery by Live Nation) together with the Transaction Documents (by the time of their execution) constitute or will constitute a legal, valid and binding obligations of the Founding Shareholders, enforceable against the Founding Shareholders in accordance with their terms and conditions;
(c)    Operations. The Founding Shareholders, the Company and the Company’s Subsidiaries have always conducted, and will conduct to the Closing, their business activities in compliance, in all material respects, with applicable Law. The Company and the Company’s Subsidiaries possess, and will continue to possess until the Closing, all Governmental Authorizations required under federal, state and municipal Law or by Governmental Authorities in the jurisdictions in which they do business to conduct their activities and operations as presently conducted, and all required Governmental Authorizations are in full force and effect, except where the failure to do so has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect to the Company and/or the Company’s Subsidiaries. Except as provided in Exhibit 9.1(c), there is no Claim to which any of the Founding Shareholders, the Company and the Company’s Subsidiaries are party, as plaintiff, defendant or interested party, involving questions of merit related to the conduct and/or maintenance of the activities and/or operations of the Company or of any of its Subsidiaries. The Company and its Subsidiaries do not have any branch (filiais);
(d)    Capital and Shares. Title to the Shares. On the date hereof, the total and voting capital of the Company, which is fully subscribed and paid in, is of R$27,554,313.00 (twenty-seven million five hundred fifty-four thousand three hundred thirteen Brazilian Reais), divided into 6,909,750 (six million nine hundred nine thousand seven hundred fifty) non-par value nominative common shares. On the date hereof, (i) SFX is registered in the Share Register Book of the Company as the holder of 3,454,875 (three million four hundred fifty-four thousand eight hundred seventy-five) shares issued by the Company, which currently represents fifty percent (50%) of the Company’s total total voting capital stock; and (ii) the Founding Shareholders, together, are the lawful owners and holders of 3,454,875 (three million four hundred fifty-four thousand eight hundred seventy-five) shares issued by the Company, by good title, which currently represents fifty percent (50%) of the Company’s total voting capital stock, being divided as follows:

Shareholder	Number of Shares	Equity Ownership (%)
Roberto	1,554,694	22,51%
Rubem	345,487	5,00%
Arttitude	388,673	5,62%
Rodolfo	388.673	5,62%
Lionel	2	0,01%
Marcella	388,673	5,62%
Filipe	388,673	5,62%
SFX	3,454,875	50%
Total	6,909,750	100%

(e)    Preemptive Rights, Liens and other Rights. None of the Shares has been issued, acquired and/or redeemed in violation of preemptive or other rights belonging to Third-Parties, to SFX or to the Founding Shareholders. There are no option agreements, subscription warrants (bônus de subscrição), debentures, or other securities convertible into shares issued by the Company (i) then existing and which have been created voluntarily by the Founding Shareholders or which have been involuntary created, as a result of acts or omissions of the Founding Shareholders; and (ii) created by SFX, to the extent of the Founding Shareholders’ Knowledge. There are no outstanding advances on future capital increases of the Company;

(f)    Right and Power. The Founding Shareholders have full capacity, power and authority to enter into and perform the Transaction Documents, and to comply with their obligations here and thereunder. At Closing, Founding Shareholders will have the unrestricted right to cause the Company to issue, or, if applicable, to sell, endorse, assign and transfer the LN Shares pursuant to this Agreement. The Persons who sign the Transaction Documents on behalf of the Founding Shareholders have and will have (by the time of their execution) full power and capacity to bind them under the Transaction Documents, as evidenced by the bylaws, minutes of shareholders’ meetings, instruments of investment in office (termos de posse) and powers of attorney. Except for the approval and registration of all acts and contracts contemplated in this Agreement, no registration, declaration, filing, consent, or authorization is required for the execution, formalization, or performance of the Transaction Documents by the Founding Shareholders, or for the consummation of the transactions provided for here or therein by the Founding Shareholders. To the Founding Shareholders’ Knowledge, no Third-Party Authorization is needed for the holding of the Closing. The Transaction Documents have been duly made and are (or will be by the time of their execution) a valid and binding obligation of the Founding Shareholders, enforceable in accordance with their terms and conditions against the Founding Shareholders and their respective successors of all kinds. Exhibit 9.1(f) contains all and every Claim pending before any tribunal, court, arbitral authority, administrative authority, or Governmental Authority on the date hereof, which, if decided unfavorably, would interfere with the Founding Shareholders’, the Company’s, and/or the Company’s Subsidiaries’ capacity to comply with their respective obligations under this Agreement;
(g)    Interests in Other Companies. As per the corporate chart attached hereto as Exhibit 9.1(g), the Company is now and will be at Closing the directly lawful owner and holder of eighty percent (80%) of the total and voting outstanding shares of Rock World, all duly subscribed and fully paid in. On its turn, Rock World is the directly lawful owner and holder, on the date hereof and at Closing, of one hundred percent (100%) of the total and voting outstanding shares of Rock in Rio USA and Better World, all duly subscribed and fully paid in. Rock in Rio USA is the directly lawful owner and holder, on the date hereof and at Closing, of sixty percent (60%) of the total and voting outstanding shares of Rock World USA, all duly subscribed and fully paid in. Better World is the directly lawful owner and holder, on the date hereof and at Closing, of, respectively, one hundred percent (100%) and sixty per cent (60%) of the total and voting outstanding shares of Better World S.L. and Rock in Rio Madrid, all duly subscribed and fully paid in. None of the shares and/or quotas in the Company’s Subsidiaries was issued and/or acquired in violation of preemptive or other rights belonging to Third-Parties. On the date hereof and at Closing, the shares and/or quotas owned by the Company and issued by the Company’s Subsidiaries are and will be entirely free and clear of all Liens, and there is no legal, judicial, contractual or administrative restriction that could impede, delay or restrict the transactions contemplated in this Agreement. With the exception of its interests in the Company’s Subsidiaries, on the date hereof the Company does not hold, either directly or indirectly, any quotas, shares, Shares Equivalents of any kind in any Person. On the date hereof and at Closing,and except for the Settlement Agreement, neither the Company nor the Company’s Subsidiaries have entered into any agreement for the acquisition of quotas, shares, or Shares Equivalents from any Third-Party and/or Related Party that is still in force. Neither the Founding Shareholders nor the Company and the Company’s Subsidiaries hold or are party to any option agreement, share warrant (bônus de subscrição), right of first refusal, or other agreement that obligates or may obligate the Founding Shareholders, the Company, or any of the Company’s Subsidiaries to sell, transfer, or otherwise dispose of any interest in the Company or in any of the Company’s Subsidiaries triggered by the execution of this Agreement. On the date hereof and at Closing, the Company has no interest in other Persons, rather than the above mentioned Company’s Subsidiaries;
(h)    Shares. Immediately before the exercise of the Control Call Option the Founding Shareholders shall be the lawful owners and holders of the Control Call Option Shares and the Control Call Option Shares shall be transferred free and clear of any Lien, except for any Liens created with the prior and written consent of Live Nation;
(i)    No Restriction. There are no securities convertible into shares in the capital of the Company or any of the Company’s Subsidiaries, and no options or disposal or encumbrance commitments of any kind over the Shares. To the Founding Shareholders' Knowledge, and except as provided in Exhibit 9.1 (i), there are no guarantees, agreements, contracts, undertakings or warrants, either written or oral, that provide for the sale, purchase, endorsement, transfer, encumbrance, and/or exercise of voting rights of shares issued by the Company or any of the Company’s Subsidiaries, or that affect such shares in any manner;
(j)    No Breach. The execution and performance of this Agreement, and the consummation of the transactions contemplated herein, do not (i) violate, conflict with, or constitute a breach of (with or without notice or lapse of time, or both) any contract or other agreement or instrument to which any of the Founding Shareholders, the Company and the Company’s Subsidiaries are party or by which any of their respective Assets are bound to; (ii) except as provided in Exhibit 9.1(j)(ii), require the consent of any Person and/or Governmental Authority and/or party to any contracts to which any of the Founding Shareholders, the Company, and the Company’s Subsidiaries are a party or by which any of their respective Assets are bound to; (iii) violate any Law to which any of the Founding Shareholders, the Company, and the Company’s Subsidiaries are subject to; (iv) violate any undertaking, negative covenant, or other contractual obligation binding on any of the Founding Shareholders, the Company, and the Company’s Subsidiaries; (v) give rise to any right of rescission, termination, cancellation, or early maturity of any obligation, to the Loss of any material benefit, or to the increase (in the principal amount or in accessory obligations), extension, or early maturity of any debts, guarantees, or rights held by any Person; (vi) result in the creation of hypothecs, Liens, securities or other equity interests, charges, servitudes, leases, subleases, covenants, rights of way, options, Claims, restrictions or charges of any kind; (vii) result in the creation or imposition of any Lien or restriction on or against the Company’s issued shares or the Assets of any of the Founding Shareholders, the Company, and the Company’s Subsidiaries; (viii) cause any breach, accelerated payment or maturity, or modification of any contract related to any of the Founding Shareholders, the Company, or the Company’s Subsidiaries; and/or (ix) violate or contradict any incorporating instrument or corporate document of any of the Company and the Company’s Subsidiaries;
(k)    No Litigation. Except as provided in Exhibit 9.1(k), there is no litigation, proceeding, arbitration, Claim, investigation, inquiry, protest of titles and documents, complaint, civil or regulatory procedure, judicial or administrative measure, or, to the Founding Shareholders' Knowledge, other Claim pending before any governmental body within the Judicial, Legislative, or Executive Branches of Government, or before the Prosecutor’s Office (Ministério Público), or any arbitrator or mediator involving any of the Founding Shareholders, the Company and the Company’s Subsidiaries. This Agreement, and the transactions contemplated hereby, do not constitute fraud against execution or fraud against any creditor. None of the Claims listed in Exhibit 9.1(k) may, by any means, prevent the Transaction from being implemented. After giving effect to the consummation of the transactions contemplated by the Settlement Agreement, all SFX Oppositions have been, or will be, as applicable, resolved in full without any further liability on the part of the Founding Shareholders, the Company or any of its Subsidiaries, subject to SFX’s compliance with the terms and conditions of the Settlement Agreement, which settles and terminates all disputes and controversies existing and/or somehow related to the SFX Oppositions;
(l)    Assets. The Company and the Company’s Subsidiaries are the lawful owners and possessors of all the Assets, which have been duly registered in their respective names, free and clear of all Liens, except as provided in Exhibit 9.1(l). The Assets used by the Company and/or the Company’s Subsidiaries are in a good state of use, repair, operation and conservation, except for normal wear and tear that is not material in nature or cost;
(m)    Immovable Property. (i) Exhibit 9.1(m)(i) contains a complete and precise list and description (complete address and owner’s name) of all immovable property in the possession of and used by the Company and its Subsidiaries (“Properties”); (ii) No Claim or judgment has been made, nor, to the Founding Shareholders' Knowledge, is any Claim or judgment pending, by or before any governmental body of the Judicial, Legislative, or Executive Branches of Government, the Office of the Attorney-General (Ministério Público), or any arbitrator or mediator in connection with any of the Properties, in whole or in part; (iii) to the Founding Shareholders' Knowledge, the Properties are free and clear of any and all Liens; (iv) to the Founding Shareholders' Knowledge, there are no debts or obligations owed in connection with any of the Properties to any Government Authority or any Third-Party, including debts related to urban property tax (IPTU), immovable property transmission tax (ITBU), emphyteutic fees and rents (foros e laudêmios), applicable contributions, and applicable condominium obligations and charges; (v) to the Founding Shareholders' Knowledge, all building, structures, and improvements located on the Properties are in a good state of repair and use, are adequate and appropriate for their intended present and future use in accordance with the past practices of the Company and the Company’s Subsidiaries, and possess all material permits, licenses and permissions required by Law; (vi) Exhibit 9.1(m)(vi) contains a list and description (including execution date, term, price, and owner’s name) of all leases to which any of the Company and the Company’s Subsidiaries are party in connection with Properties leased from Third-Parties, and (a) each listed contract is in full force and effect; (b) all payments owed by the Company or by the Company’s Subsidiaries under each listed contract have been made in a timely fashion; (c) the Company and its Subsidiaries have been in peaceful and uninterrupted possession of each of the Properties contemplated in the listed contracts from the beginning of the original term of the relevant lease to the date hereof; (d) the Company and the Company’s

Subsidiaries are in good standing with respect to all material contractual obligations assumed by them under each listed contract; (e) no waiver, grace period, or extension of or for the performance of the Company’s or the Company’s Subsidiaries obligations under the listed contracts has been granted by the respective lessors or sub-lessors; (f) to the Founding Shareholders' Knowledge, there is no breach of any of the listed contracts, and no circumstance, event, condition, or act has occurred that could, by notice or the lapse of time, or both, become a breach of the terms and conditions of any of the listed contracts; (g) no leases to which any of the Company and the Company’s Subsidiaries were a party in connection with Properties ever leased from Third-Parties were breached by the Company and/or Company’s Subsidiaries and the past leases were duly terminated by the parties thereof so that no indemnification and/or penalty, of any nature, is due from the Company and Company’s Subsidiaries (including, but not limited to the “Acordo de Parceria nº 091/2015 Voltado para a Realização do Evento Denominado “Rock in Rio” que entre si celebraram o Município do Rio de Janeiro e a Rock World S.A.” executed on September 9, 2015 by and between, on one side, the Municipality of Rio de Janeiro and Riotur – Empresa de Turismo do Município do Rio de Janeiro and, on the other side, Rock World); and (h) None of the listed contracts provides for accelerated maturity or escalation of obligations assumed by the Company or its Subsidiaries, or of any rights of other contracting parties, in the event of a direct or indirect transfer of Control of the Company or the Company’s Subsidiaries;
(n)    Bylaws. The documents forming Exhibit 9.1(n) hereto are a true and exact copy of the bylaws or articles of association, as applicable, of the Company and of the Company’s Subsidiaries, in force on the date hereof;
(o)    Corporate Books. The corporate books and records of the Company and the Company’s Subsidiaries are now and will be at Closing kept in accordance with the applicable Law. Except as provided in Exhibit 9.1(o), all requirements, formalities, and time periods required or imposed by applicable Law for calling, calling to order, and holding meetings, adopting resolutions, giving approvals, drawing up minutes, and publishing and registering with respect to shareholders’ meetings, meetings of the Board of Directors (Conselho de Administração), meetings of the Executive Board (Diretoria), financial statements, and other corporate acts and instruments of the Company and the Company’s Subsidiaries have been duly complied with in all material respects;
(p)    Agreements. Exhibit 9.1(p) contains a complete, full, current and true list of all Material Contracts to which any of the Company and the Company’s Subsidiaries are a party to or by which any of the Company, the Company’s Subsidiaries and their respective Assets are bound to. All contracts, agreements, and commitments of any kind, whether written or oral binding the Company and/or the Company’s Subsidiaries (including the Material Contracts) (i) are valid and in full effect, (ii) are enforceable by the Company and/or the Company’s Subsidiaries, as applicable, and (iii) except for the waivers described in Exhibit 9.1(p)(iii), do not restrict or hinder the execution of this Agreement or the performance of the acts contemplated herein. To the Founding Shareholders' Knowledge, none of the Company and the Company’s Subsidiaries has breached or has failed to comply with any Material Contract in any material respect, and the Company and the Company’s Subsidiaries have duly performed and are in compliance with all their obligations under the Material Contracts, pecuniary or otherwise, in all material respects. None of the Company and the Company’s Subsidiaries have sent or received any written notice of breach, partial or full termination, or demand for payment of penalties or indemnification under any Material Contract. To the Founding Shareholders' Knowledge, no client, supplier, or other Person intends to change, suspend, or extinguish any relationship with respect to Material Contracts now in effect, and there is no indication that they intend to do so. Neither the Company or any of the Company’s Subsidiaries have assigned or waived any material right under any of the Material Contracts. Except as provided in Exhibit 9.1(p)(iv), none of the Material Contracts (a) grants security, collateral or guarantee, personal or in rem, for obligations of Third-Parties, (b) establishes exclusivity or confidentiality obligations, or Liens against the Assets, or (c) provides for early maturity or more onerous obligations in the event of direct or indirect transfer of Control of the Company or of any of the Company’s Subsidiaries;
(q)    Guarantees. Except as provided in Exhibit 9.1(q), there are no guarantees, collaterals, security interests, or letters of credit in effect that were granted by any of the Company and the Company’s Subsidiaries in favor of Third-Parties, shareholders, members of management, Employees, the Founding Shareholders, the Company, or the Company’s Subsidiaries;
(r)    Dividends and Other Pecuniary Advantages. Except for the outstanding amount of R$3,764,519.00 (three million, seven hundred and sixty four thousand and five hundred and nineteen BRL) to be paid to the Founding Shareholders as dividends and resulting from the allocation of profits of the fiscal year ended on December 31, 2013 (“Unpaid 2014 Dividends”), there are no unpaid amounts owed by any of the Company and the Company’s Subsidiaries to their respective shareholders, such as dividends to be declared or distributed, and other pecuniary advantages ― including, without limitation, interest on capital (juros sobre capital próprio). Since the Company was incorporated, and except for the Shareholders' Agreement of the Company in force on the date hereof and for the Redemption of the SFX Shares, there has been no redemption, purchase, or grant of rights of purchase with respect to any of the Shares in the Company that are still in effect on the date hereof;
(s)    Financial Statements. Exhibit 9.1(s) contains a complete and exact copy of the financial statements of the Company and the Company’s Subsidiaries, prepared as of December 31, 2016 and December 31, 2017 (“Financial Statements”). The Financial Statements (i) were prepared in accordance with the Accounting Principles, applied in a manner consistent with previous years, for all periods covered by the Financial Statements, (ii) represent, in a true and accurate manner, in all material respects, the financial position, operational results, and property of the Company and the Company’s Subsidiaries for the periods covered, (iii) are, in all material respects, complete and correct and in accordance with the Company’s and the Company’s Subsidiaries’ accounting books and records, and can be properly reconciled with the financial statements and accounting records maintained by the Company and the Company’s Subsidiaries for tax and fiscal purposes; and (iv) reflect, in all material respects, all the Assets, income, and Contingencies of the Company and the Company’s Subsidiaries, and there is no material contingent or effective obligation, liability or provision of the Company or any of the Company’s Subsidiaries that is not adequately reflected in the Financial Statements. All declared and distributed dividends were properly approved by resolution and made in strict compliance with applicable Law, Bylaws (or Articles of Association, as the case may be) by the Company and the Company’s Subsidiaries;
(t)    Absence of Undisclosed or Hidden Liability. The Company and the Company’s Subsidiaries have no liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise (including contingencies relating to litigation and/or Tax disputes) that are not included and properly reflected in the Financial Statements, except for those that, according to Accounting Principles, should not have been reflected in the Financial Statements. Likewise, the Company and the Company’s Subsidiaries have no uncollectible or past due receivables, loans or other right of any nature of proceedings against any Person other than those reflected in the Financial Statements, except for those that, according to Accounting Principles, should not have been reflected in the Financial Statements. No other undisclosed liabilities exist which: (i) could have a Material Adverse Effect; (ii) lack adequate insurance, in accordance with live entertainment and Music Festivals industry standards and the past practice of the Company and the Company’s Subsidiaries; (iii) were not provisioned in the Company’s and the Company’s Subsidiaries’ Financial Statements, in accordance with the Accounting Principles; or (iv) were incurred by the Company or the Company’s Subsidiaries other than in the Ordinary Course of Business;
(u)    Accounts Receivable. All accounts receivable of the Company and the Company’s Subsidiaries are, in all material respects, properly reflected in the Financial Statements, are valid obligations arising from sales made or services effectively rendered in the Ordinary Course of Business, and present a level of provision for default consistent with the Company’s and the Company’s Subsidiaries’ past practices;
(v)    Accounts Payable. All accounts payable of the Company and the Company’s Subsidiaries are properly reflected in the Financial Statements and are valid obligations arising from obligations incurred in the Ordinary Course of Business;
(w)    Tax Matters. With respect to tax and social security matters, the Founding Shareholders expressly represent that: (i) since the date of their incorporation, the Company and the Company’s Subsidiaries have always complied, in all material respects, with all municipal, state, and federal Tax Laws; (ii) all Taxes owed by the Company or by any of the Company’s Subsidiaries have been properly recorded in their respective Financial Statements and have been (and will have been at Closing) fully paid, except if contested in good faith or if the payment in installments is in course; (iii) at Closing, all Tax returns and statements of the Company and of the Company’s Subsidiaries that are legally requested to be filed until Closing will have been promptly filed with the competent Governmental Authorities; (iv) Except as provided in Exhibit 9.1(w)(iv), to the Founding Shareholders' Knowledge, there is no action, proceeding, inquiry, procedure, investigation, notice of infraction, enrollment of available assets (arrolamento), audit, or other Claim of a Tax or social security nature by or pending before any tribunal, court or Governmental Authority against any of the Company and the Company’s Subsidiaries; (v) Except as provided in Exhibit 9.1(w)(v), on the date hereof, none of the Company and the Company’s Subsidiaries are bound by any agreement for pro-ration, indemnification, payment, payment in installments, or allocation of Taxes; (vi) on the date hereof, none of the Company and the Company’s Subsidiaries are beneficiaries under any Tax benefit program;

(x)    Labor and Employment Matters: With respect to labor and employment matters, the Founding Shareholders and the Company expressly represent that: (a) Exhibit 9.1(x)(a) contains a list of all the Company’s and the Company’s Subsidiaries’ Employees; (b) (i) the Company’s and the Company’s Subsidiaries’ Employees are properly registered as such in the appropriate registers, in conformity with applicable Law, except as provided in Exhibit 9.1(x)(b)(i); (ii) the Company and the Company’s Subsidiaries have all material required registrations and qualifications and have taken all measures required under social security, labor and employment, and pension Law; (iii) the Company and the Company’s Subsidiaries comply, and have in the past complied, in all material respects, with all their obligations under all Laws governing labor, employment and social security practices, including Laws related to occupational health and safety, and have registered all their Employees in accordance with the applicable Law, except as provided in Exhibit 9.1(x)(b)(iii); (iv) except as provided in Exhibit 9.1(x)(b)(iv), none of the Company and the Company’s Subsidiaries are party to any collective agreement or convention or other collective bargaining instrument; (v) except as provided in Exhibit 9.1(x)(b)(v) there are no (1) disputes or other Claims of a labor, employment, or social security nature or in any other way related to any Employee of the Company or of any of the Company’s Subsidiaries; (2) audits, reviews, investigations, or inspections in course against any of the Company and the Company’s Subsidiaries; or (3) Claims or litigation against any of the Company and the Company’s Subsidiaries, under any Law or employment agreement, service agreement, or contract of enterprise in which Employees, former Employees, or Third-Parties seek a declaration that an employment relationship exists, or the payment of any remuneration, including vacation pay, overtime, hazardous conditions premium or unhealthy conditions premium; (vi) except as provided in Exhibit 9.1(x)(b)(vi), the employment, and related employment agreement, of any Person with the Company or any of the Company’s Subsidiaries may be terminated unilaterally by the Company or the Company’s Subsidiaries, as applicable, without cause, in the Ordinary Course of Business, without incurring in any penalty or liability other than the labor and employment obligations established by applicable Law, and without paying any amount other than the amounts established by Law or by collective convention; (vii) the Company and the Company’s Subsidiaries located in Brazil are in compliance, in all material respects, with all Laws related to the Severance Guarantee Fund (Fundo de Garantia por Tempo de Serviço – FGTS) and the National Social Security Institute (Instituto Nacional de Seguridade Social – INSS), and have made full contributions to the FGTS and the INSS with respect to all their current and former Employees; (ix) as from the date of the Financial Statements, none of the Company and the Company’s Subsidiaries have granted or undertaken to grant any general or specific increase in remuneration, except in the Ordinary Course of Business and as required by the collective bargaining agreements (acordos de convenção coletiva), to which the Company is party; (x) on the date hereof, there are no strikes, production slowdowns or picketing that affect the Company or any of the Company’s Subsidiaries, and to the Founding Shareholders' Knowledge, there are no labor disputes between the Company or any of the Company’s Subsidiaries and any union or labor organization. None of the Company and the Company’s Subsidiaries are party to a collective labor action (dissídio coletivo); (xi) to the Founding Shareholders' Knowledge, on the date hereof, none of the Company and the Company’s Subsidiaries are jointly liable with any other company for its labor liabilities; (xii) except as required by the applicable Law, none of the Company and the Company’s Subsidiaries make, or are obligated to make, contributions to any Employee pension or disability plan, or to any formal or informal plan or agreement for payment of compensation on termination of employment, and there are no agreements, either written or oral, for payment of bonuses, deferred compensation, golden parachutes, shares in profit or income, or any other like arrangement which could result in an obligation on the part of the Company or any of the Company’s Subsidiaries to make payments to its officers, directors, advisers, or employees; (xiii) there is no stock option plan binding on the Company or any of the Company’s Subsidiaries; and (xiv) except as provided in Exhibit 9.1(x)(b)(xiv) and as necessary to conduct a Rock in Rio Festival, none of the Company and the Company’s Subsidiaries engages in outsourcing (terceirização), by contracting of services through legal entities, assignment of manpower, or contracting of services through cooperatives;
(y)    Environmental Matters: With respect to environmental matters, the Founding Shareholders and the Company and its Subsidiaries expressly represent and warrant that, to the Founding Shareholders' Knowledge: (i) none of the Company and the Company’s Subsidiaries have violated any Environmental Law; (ii) none of the Company and the Company’s Subsidiaries have, or operates on or with, any immovable property that is contaminated with any substance subject to any Environmental Law; (iii) none of the Company and the Company’s Subsidiaries is liable under any Environmental Law for any contamination of, or disposal of waste on, land owned by Third-Parties; (iv) none of the Company and the Company’s Subsidiaries are subject to any Claim related to any Environmental Law, and none of the Founding Shareholders, the Company, and the Company’s Subsidiaries have any Knowledge of any investigation in course that might lead to any such Claim; (v) none of the Founding Shareholders, the Company, and the

Company’s Subsidiaries have any Knowledge of any environmental problem or risk that affects or could affect, in any way, the Company and the Company’s Subsidiaries or any of them; (vi) the Founding Shareholders, the Company, and the Company’s Subsidiaries possess all environmental registrations, enrollments, and Authorizations required to conduct their respective businesses as presently conducted and in accordance with the applicable Law; and (vii) there are no conditions to the renovation of such registrations, enrollments, and Authorizations, and there is no act, fact or reason that might compromise such registrations, enrollments, and Authorizations or any of them;
(z)    Compliance with Laws. The Founding Shareholders, the Company, the Company’s Subsidiaries, and their respective Representatives (i) comply, in all material respects, with all Laws applicable to them, including any and all anti-corruption, anti-bribery, and money laundering Laws; and (ii) have not authorized, offered, promised, or made payment or transfer, either directly or indirectly, of any bribe, discount, compensation, rebate, kick-back, advantage, or any other illicit payment to any public agent and/or members or Representatives of any Governmental Authority. The Company’s and the Company’s Subsidiaries operations are always conducted in compliance with all anti-money laundering Laws. The Founding Shareholders, the Company and the Company’s Subsidiaries, as well as any of their administrators, Employees, agents, and/or Representatives (a) have never induced any Person to improperly practice, promise to practice and/or omit itself in relation to any Governmental Authority, Employee, Business, arrangement or any Third-Party, public or private, authority and/or in function; (b) have never rewarded and/or otherwise incentivized and/or remunerated any Person to behave improperly, in accordance with item (a) above; (c) have never made, paid, gave, authorized (expressly and/or tacitly), offered or promised any payment, prize, privilege and/or gift of any nature to any Person in order to confer any advantage and/or transfer any value and/or direct or indirect benefit, to which it would not be otherwise duly entitled; (d) have never made, authorized, promised to make and/or offered any illegal payment for the purposes of bribery, graft, crime against welfare, embezzlement, undue rebate, payoff, kickback or any action and/or omission that could or would constitute a violation of any anticorruption Law. Founding Shareholders, the Company and the Company’s Subsidiaries perform and have always performed their duties fully in accordance with the applicable Laws, and on strict ethical standards;
(aa)    Intellectual Property. The Company and/or the Company’s Subsidiaries, as applicable, are the lawful and undisputed owners of all the Intellectual Property listed in Exhibit 9.1(aa), which are duly registered before the Instituto Nacional da Propriedade Industrial – INPI (“INPI”) and other relevant Governmental Authorities, and are free and clear of any and all Liens. There is no restriction on the disclosure or use of any Intellectual Property, and, except as provided in Exhibit 9.1(aa)(i), there is no dispute, contestation, challenge to the ownership and use of the Intellectual Property by the Company and/or its Subsidiaries. Except for the trademark licenses granted under the sponsorship agreements in force on the date hereof, there is no license or similar right in force granted in favor of Third-Parties with respect to any Intellectual Property. The Company and/or the Company’s Subsidiaries are the lawful and undisputed owners of the Intellectual Properties necessary to conduct the Businesses and the Rock in Rio Business, as presently conducted and in accordance with the applicable Law. The Company and the Company’s Subsidiaries have all the international registration deemed appropriate by the Founding Shareholders for the performance of the Rock in Rio Business and the conduction of the Rock in Rio Festivals, as presently conducted and in accordance with the applicable Law;
(bb)    Software. The software used by the Company and/or Company’s Subsidiaries in all their respective activities is owned by them, corresponds to rights or licenses transferred to them, or have been acquired from or licensed by Third-Parties for use by the Company and/or Company’s Subsidiaries. To the Founding Shareholders' Knowledge, there is no proceeding or Claim in which violation of Third-Party rights is alleged by reason of the use of software by the Company or Company’s Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with its software licensing agreements, and have not violated, in any material respect, any of the terms and conditions of such agreements;
(cc)    Insurance. All insurance policies currently maintained by any of the Company and Company’s Subsidiaries are listed in Exhibit 9.1(cc), and (i) are in full force and effect in accordance with their terms and conditions, and/or are renewable in the Ordinary Course of Business of the Company and Company’s Subsidiaries; (ii) are sufficient to meet all legal requirements; and (iii) provide coverage in amounts and against risks that are sufficient and compatible with the activities engaged in by the Company and Company’s Subsidiaries and with the past practices of the Company and Company’s Subsidiaries. The Company and Company’s Subsidiaries maintain adequate coverage for all potential risks related to the Business, the Rock in Rio Business, the Rock in Rio Festivals, through insurance policies with top-ranked insurance companies.

All premiums that have become due and payable under the insurance policies referred to in this item have been paid, and there is no written notice of cancellation (nor, to the Knowledge of the Founding Shareholders, any intention to cancel) any of the policies referred to in this item;
(dd)    No Bankruptcy. Neither of the Company and Company’s Subsidiaries is a debtor or debtor-in-possession under any receivership, bankruptcy, insolvency or reorganization proceeding (falência, recuperação judicial or recuperação extra-judicial) or any other action or proceeding under any bankruptcy or insolvency Laws or similar Laws affecting creditors’ rights;
(ee)    Brokerage Fees. None of the Company or the Company’s Subsidiaries will be liable for the payment of any fees, rates, commissions, or premiums of any kind for the services of brokers or other intermediaries, or similar fees and commissions, in connection with the transactions contemplated in this Agreement;
(ff)    Exchange Regulations. If required by the applicable Law, all loans contracted by the Company or any of Company’s Subsidiaries from foreign Persons have been duly registered with the Central Bank of Brazil (“BACEN”), in the Electronic Registry – Financial Transaction Registration modality - ROF, and the registrations are up to date. All foreign investments held by the Company or any of Company’s Subsidiaries sited overseas have been duly registered with BACEN. The Company and its Subsidiaries comply, in all material respects, with all obligations under foreign exchange regulations currently in force, including, without restriction, the periodic provision of information to BACEN;
(gg)    Transactions with Related Parties. Other than those listed in Exhibit 9.1(gg), none of the Company and Company’s Subsidiaries is a party to any contract, agreement, or other instrument, either written or oral, with the Founding Shareholders or with any of their officers, directors, Employees, shareholders, Related Parties, or Subsidiaries, or with any other Person that holds any interest in them, either directly or indirectly;
(hh)    Rock World USA.  The Company and Company’s Subsidiaries do not have any material unpaid debt or outstanding liabilities in relation with Rock World USA and the businesses developed by it, other than the MGM Fine (as defined below). There is no amount payable by Rock World USA and/or by the Company and Company’s Subsidiaries to Rock World USA’s shareholders under any obligations undertaken in the First Amended and Restated Limited Liability Company Agreement of Rock World USA, executed on March 25, 2014 (notably a potential refund to Yucaipa and Cirque du Soleil of all capital contributions made to the Company under Clauses 3.1 (a) and 3.2 (i)). None of the Company or Company’s Subsidiaries have any material unpaid Indebtedness and/or outstanding liabilities related to the presentation of the Rock in Rio Festivals in Las Vegas or any ongoing obligation or commitment to hold, or fund the operations of, the Rock in Rio Festivals in Las Vegas, Nevada, USA at any time following the execution of this Agreement (and until and following Closing) (other than the obligation of Rock World USA LLC to pay to MGM Resorts International up to USD$5,000,000.00 (five million U.S. Dollars) in the event that the Rock in Rio festival in Las Vegas is not held in 2017 and 2019 and minor debts before suppliers (“MGM Fine”);
(ii)    Conduct in the Ordinary Course of Business; Absence of Certain Changes; Events and Conditions. As from December 31, 2017 and except for the transactions contemplated in this Agreement, the businesses of the Company and the Company’s Subsidiaries have been conducted in the same manner it has been conducted to date and in the Ordinary Course of Business. The Founding Shareholders have caused the Company and its Subsidiaries to retain the services of their Officers and Employees as of December 31, 2017, to preserve the good reputation of the Company and its Subsidiaries, and to maintain the relationship of the Company and its Subsidiaries with customers, suppliers, distributors, and other Persons that have business relations with the Company and/or with any of its Subsidiaries; and
(jj)    the Founding Shareholders and SFX will approve the Redemption of the SFX Shares, in accordance with article 44 and related provisions of the Brazilian Corporations Law and without a reduction of the Company's capital stock; (ii) the Redemption of the SFX Shares shall be made using resources that were duly, regularly and lawfully allocated to (devida, regular e legitimamente constituídos) at the accrued net profits (reserva de lucro) and/or at the capital reserves (reserve de capital) of the Company, provided that the allocation and accounting of such resources at the net profits and/or at the capital reserves were duly made, in accordance with Brazilian GAAP and the Brazilian Corporations Law, with no violation to the rights of any minority shareholders, creditors, stakeholders and/or otherwise; (iii) the Redemption of the SFX Shares shall not cover all shares issued by the Company, but regardless of the provisions of paragraph 4, Article 44 of the Brazilian Corporations Law, LiveStyle Parties and the Founding Shareholders have mutually and satisfactorily agreed that all the shares to be redeemed shall be those owned and held by

LifeStyle, with no need of adoption of drawing lots (sorteio), auction (leilão) and/or any similar procedures; (iv) under the Settlement Agreement, the Founding Shareholders and SFX have undertaken not to challenge, the Redemption of the SFX Shares, in any way; and (v) as a result of the Redemption of the SFX Shares, SFX ceased to be a shareholder of the Company and no longer holds any equity interest, directly or indirectly, in the Company and in any of the Company's Subsidiaries and the Founding Shareholders acknowledge and fully agree with all such arrangements and consequences arising from the Redemption of the SFX Shares; the Founding Shareholders undertake to indemnify and hold Live Nation harmless for and from any and all Loss, damages and further adverse consequences resulting from or related to the Redemption of the SFX Shares.
9.2.    Effectiveness of Representations and Warranties. All representations and warranties given under this ARTICLE X are effective on the date hereof and shall remain in full force and effect on the Closing, as if they were provided at Closing, except when given only as of this date.

ARTICLE X
REPRESENTATIONS AND WARRANTIES BY LIVE NATION AND LIVE NATION USA
10.1.    Each of Live Nation and Live Nation USA, jointly and severally, makes the following representations and warranties to the Founding Shareholders, which are true, exact and complete on the date hereof and shall be true, exact and complete as of the Closing:
(a)    Organization and Good Standing. Each of Live Nation and Live Nation USA is a company duly organized and validly existing under the Law of its incorporation and has the requisite corporate or similar power and authority to carry on its business as now being conducted.
(b)    Power and Authority. Each of Live Nation and Live Nation USA and their respective legal representatives have legal capacity and all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement. The execution and delivery by each of Live Nation and Live Nation USA of this Agreement, the consummation by each of Live Nation and Live Nation USA of the transactions contemplated hereby, and the performance by each of Live Nation and Live Nation USA of all their obligations under this Agreement, have been duly authorized by all requisite action on the part of each of Live Nation and Live Nation USA, that may be required. This Agreement has been duly executed and delivered by each of Live Nation and Live Nation USA, and (assuming due authorization, execution and delivery by the Founding Shareholders) constitutes legal, valid and binding obligations of each of Live Nation and Live Nation USA, enforceable against each of Live Nation and Live Nation USA in accordance with its terms and conditions.
(c)    Right and Power. Each of Live Nation and Live Nation USA have full capacity, power and authority to enter into and perform this Agreement, and to comply with the obligations hereunder. The Persons who sign this Agreement on behalf of each of Live Nation and Live Nation USA have full power and capacity to bind them under this Agreement, as evidenced by the bylaws, minutes of shareholders’ or quotaholders’ meetings and instruments of investment in office (termos de posse). No registration, declaration, filing, consent, or authorization is required for the execution, formalization, or performance of this Agreement by each of Live Nation and Live Nation USA, or for the consummation of the transactions provided for herein by each of Live Nation and Live Nation USA. The execution and performance of this Agreement have been duly approved by the decision-making bodies of each of Live Nation and Live Nation USA. This Agreement has been duly made and is a valid and binding obligation of each of Live Nation and Live Nation USA, enforceable in accordance with its terms and conditions against each of Live Nation and Live Nation USA and their respective successors of all kinds.
(d)    No Breach. The execution and performance of this Agreement, and the consummation of the transactions contemplated herein, do not (i) violate, conflict with, or constitute a breach of (with or without notice or lapse of time, or both) any contract or other agreement or instrument to which any of Live Nation and Live Nation USA are a party or by which any of their respective Assets are bound to; (ii) require the consent of any party to any contracts to which any of Live Nation and Live Nation USA are a party to or by which any of their respective Assets are bound to; (iii) violate any Law to which any of any of Live Nation and Live Nation USA are subject; (iv) violate any undertaking, negative covenant, or other contractual obligation binding on any of Live Nation and Live Nation USA; (v) give rise to any right of rescission, termination, cancellation, or early maturity of any obligation, to the Loss of any material benefit, or to the increase (in the principal amount or in accessory obligations), extension, or early maturity of any debts, guarantees, or rights held by any Person; (vi) require the consent of any Person (including a Governmental Authority); (vii) result in the creation of hypothecs, Liens, securities or other equity interests, charges, servitudes, leases, subleases, covenants, rights of way, options, Claims, restrictions or charges of any kind; (viii) result in the creation or imposition of any Lien or restriction on or against Live Nation and Live Nation USA or their Assets; (ix) cause any breach, accelerated payment or maturity, or modification of any contract related to any of Live Nation and Live Nation USA; and/or (x) violate or contradict any incorporating instrument or corporate document of any of Live Nation and Live Nation USA, or any resolution adopted by their respective shareholders.
(e)    No Litigation. There are no Claims involving Live Nation and Live Nation USA that affect in a material way the execution of this Agreement or the performance of the obligations assumed hereunder by Live Nation and Live Nation USA.
(f)    No Bankruptcy. Neither Live Nation and Live Nation USA is a debtor or debtor-in-possession under any receivership, bankruptcy, insolvency or reorganization proceeding (falência, recuperação judicial or recuperação extra-judicial) or any other action or proceeding under any bankruptcy or insolvency laws or similar laws affecting creditors’ rights.
(g)    Available Funds. Each of Live Nation and Live Nation USA have funds available to pay the LN Shares Price, in accordance with the terms and conditions of this Agreement.
(h)    Due Diligence, Inspection. Each of Live Nation and Live Nation USA and their advisors have conducted an investigation, review, analysis and a limited legal and financial due diligence on the Company and its Subsidiaries and the businesses and operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, including legal, tax, accounting and operational matters. The due diligences were carried out by Live Nation in good-faith and based solely on the documents and information provided by the Founding Shareholders (which were assumed by Live Nation to be full, final, true, complete and up-to-date).
(i)    Compliance with FCPA and Anti-Corruption Legislation. Each of Live Nation and Live Nation USA (i) are aware of and fully comply with all the terms and conditions of the FCPA in Brazil; and (ii) have not authorized, offered, promised, or made payment or transfer, either directly or indirectly, of any bribe, discount, compensation, rebate, kick-back, advantage, or any other illicit payment under the FCPA in Brazil to any public agent and/or members or Representatives of any Governmental Authority that could result in violation of any anti-corruption legislation in Brazil (including the FCPA). Each of Live Nation and Live Nation USA operations are always conducted in compliance with all anti-money laundering Laws in effect in Brazil. Each of Live Nation and Live Nation USA (a) have never induced any Person to improperly practice, promise to practice and/or omit itself in relation to any Governmental Authority, Employee, Business, arrangement or any Third-Party, public or private, authority and/or in function in Brazil; (b) have never rewarded and/or otherwise incentivized and/or remunerated any Person to behave improperly, in accordance with item (a) above; (c) have never made, paid, gave, authorized (expressly and/or tacitly), offered or promised any payment, prize, privilege and/or gift of any nature to any Person in order to confer any advantage and/or transfer any value and/or direct or indirect benefit, to which it would not be otherwise duly entitled in regard to their activities in Brazil; (d) have never made, authorized, promised to make and/or offered any illegal payment for the purposes of bribery, graft, crime against welfare, embezzlement, undue rebate, payoff, kickback or any action and/or omission that could or would constitute a violation of any anticorruption Law in effect in Brazil. Each of Live Nation and Live Nation USA perform and have always performed their duties fully in accordance with the applicable Laws of Brazil, and on their strict ethical standards.
(j)    Live Nation hereby represents and warranties that, on the date hereof and on the Closing, neither it nor any of its Related Party, in the fiscal year before the execution of the Agreement, booked revenues or turnovers, in Brazil, in the amount equal or greater than R$750,000,000.00 (seven hundred fifty million Brazilian Reais).

ARTICLE XI
ADDITIONAL OBLIGATIONS
11.1.    The Transaction contemplated under this Agreement is irrevocable and will become definitive on the Closing Date.
11.2.    Each Party hereby acknowledges and agrees that (i) any Confidential Information (in whatever form, including, but not limited to electronically stored information) disclosed to, or otherwise learned by, such Party as a result of Parties' discussions, negotiations or business dealings on behalf of the Company and/or its Subsidiaries is confidential and proprietary information; (ii) the Company and/or its Subsidiaries is and shall at all times remain the sole owner of its Confidential Information; and (iii)  any direct or indirect use or disclosure of any Confidential Information will be detrimental to, and will cause irreparable injury to, the Company and/or its Subsidiaries or the Company’s business interests.
11.3.    Each Party hereby agrees that it will not directly or indirectly, at any time, (i) provide or disclose any Confidential Information to any other Person for any purpose, provided however that such Confidential Information may be provided to or disclosed to its counsel, auditors, any regulatory authority having jurisdiction over it, to any financing source, provided that any such authorized Third-Party to which information has been disclosed has agreed to be bound by confidentiality obligations of similar effect, which shall be subject to the confidentiality obligations provided hereunder, or as necessary to comply with any disclosure obligation to which it is subject under the securities Laws of any jurisdiction or under the rules of any exchange on which its shares may be listed or trade; (ii) use or divulge any Confidential Information, or allow any Confidential Information to be used or divulged, directly or indirectly, for its own benefit, or to the benefit of any other Person or in any manner detrimental to or in competition with the Company’s interests, including without limitation, the solicitation, pursuit, employment or contract with any Employee, customer or opportunity disclosed; or (iii) use the Confidential Information in any way other than in connection with the performance of such Party's duties and obligations to the Company or in connection with managing and monitoring such Party's investment in the Company.
11.4.    Documents and Provisions necessary for Closing. The Parties, the Company and the Company’s Subsidiaries, as well as their partners and managers, undertake to execute all documents and perform all acts and take all measures necessary or reasonably requested by any of the Parties for the satisfaction of the conditions precedents provided herein, including the execution of any and all documents and obtaining any Third-Party consents and/or waivers for the Closing and for the exercise of the Control Call Option.
ARTICLE XII
EXCLUSIVITY, NON-COMPETE AND NON-SOLICITATION
12.1.    Founding Shareholders, their direct or indirect Controlling shareholders and/or Controlled Persons, as applicable, shall comply with the exclusivity, non-compete and non-solicitation obligations pursuant to this ARTICLE XII.
12.2.    From the Closing Date, each of the Founding Shareholders undertake not to perform any of the acts listed on Exhibit 12.2, either directly or indirectly, until the latter of (i) five (5) years from the Closing Date or (ii) two (2) years following the date on which such Founding Shareholder ceases to hold any shares of the Company (“Restriction Period”).
12.3.    Although the Parties consider the restrictions contemplated in this ARTICLE XII to be reasonable, if any of the restrictions is found to be invalid or without effect but would be valid if part of the text was excluded, the period of time was reduced, or the activities or area in question were less extensive, the Parties agree that they will amend this Section so as to make it valid and effective.
12.4.    The non-compete obligations of the Founding Shareholders provided in Section 12.2 shall not apply (i) to the portfolio of proprietary and third party events currently carried out by Dream Factory Comunicação e Eventos S.A. ("Dream Factory") as set forth on Exhibit 12.4; (ii) any new Music Festivals produced by Dream Factory on behalf of Third-Party brands or sponsors, in each case, so long as Mr. Roberto is not actively involved in the management, production or development or such existing or subsequently produced Music Festival. In addition, the non-compete and non-solicitation obligations provided under Section 12.2 shall cease in the event of (a) breach by Live Nations’ non-compete and non-solicitation obligations, not cured within 30 (thirty) days as from notification sent by the Founding Shareholders informing of such breach; and (b) termination without cause by Rock World of the RM Services Agreement.

12.5.    Live Nation, their direct or indirect Controlling shareholders and/or Controlled Persons, directly or indirectly, alone or in association with Third-Parties shall refrain, as from the Closing Date, from (i) developing or launching any new multi-day, multi-act and multi-genre Music Festival which would take place in the Rio de Janeiro metropolitan area during the thirty (30)-day period before and/or after the Rock in Rio festival in Rio de Janeiro; and (ii) soliciting for employment any Person, Employees or director of the Company or its Subsidiaries, or other Person whose activities are dedicated to the Company or its Subsidiaries, in an administrative or management position or any other position.
12.5.1.    With due regard to other provisions of the Transaction Documents, the non-compete and non-solicitation obligations provided under Section 12.5 shall cease in the earlier of the following events: (i) Founding Shareholders’ non-compete and/or non-solicitation obligations are no longer applied (except as a result of termination without cause by the Company of the RM Services Agreement and/or breach by Live Nation of the non-compete obligations provided herein); or (ii) breach of the Founding Shareholders’ non-compete and non-solicitation obligations, not cured within 30 (thirty) days as from notification sent by Live Nation USA informing of such breach; or (iii) at the time the Founding Shareholders cease to have at least twenty percent (20%) of the capital stock of the Company.
12.6.    Notwithstanding the foregoing, in the event that Live Nation and/or the members of the Board of Directors indicated by it, do not approve to conduct a new festival opportunity identified by the Founding Shareholders (a “Declined Festival Opportunity”), the Founding Shareholders may nonetheless pursue such Declined Festival Opportunity independently from the Company so long as:
(a) such Declined Festival Opportunity is not ninety (90) days before or after, or within a three hundred (300) mile radius of, any pre-existing Live Nation, Live Nation USA (or any of its Subsidiaries) or Company festival;
(b) no competitor of Live Nation, Live Nation USA or of the Company in Brazil, or no Designated Competitor of Live Nation elsewhere in the world is involved in the production, promotion or operation of (other than the provision of ticketing services), or holds any direct or indirect ownership interest in, such Declined Festival Opportunity;
(c) the “Rock in Rio” Festival brand and Assets are not used in connection with such Declined Festival Opportunity;
(d) the Company and Live Nation are granted a right of first refusal in connection with any subsequent transfer or sale by the Founding Shareholders of any ownership interest in the Declined Festival Opportunity; and
(e) the Declined Festival Opportunity is executed on substantially the same terms and conditions as offered to the Company.

12.7.    The Parties acknowledge that the undertakings established in this Section are an essential element to this Agreement and, if the Parties had not agreed to comply with such undertakings, they would not have entered into this Agreement.
12.8.    In the event of breach of any obligation under this ARTICLE XII, not cured within 30 (thirty) days as from the notification sent by the other Party, the breaching Party (i.e., Live Nation or the Founding Shareholders, as a block) shall be liable to pay a contractual fine, which shall constitute an irreducible contractual penalty, in the amount corresponding to thirty percent (30%) of the gross revenues of the competing business, without prejudice to the liability of the breaching Party to repair any Losses caused by its breach, as provided for in article 416, sole paragraph, of the Brazilian Civil Code and other applicable legal provisions.
12.8.1.    The Parties agree that the contractual fine provided in Section 12.8 above shall not be cumulative with the non-compete fines provided under any of the Transaction Documents, as amended.
ARTICLE XIII
INDEMNIFICATION
13.1.    Founding Shareholders’ Obligation to Indemnify. The Founding Shareholders and Roberta severally and jointly irrevocably undertake to indemnify and hold harmless Live Nation and its managers, directors, officers, Representatives, Subsidiaries (including, after the Closing, the Company and its Subsidiaries), and agents, and each of their respective successors and assigns (each such Person, a “Live Nation Indemnified Party” and, collectively, the “Live Nation Indemnified Parties”), for and from any and all Loss resulting from or related to:
(a) inaccuracy, error, imprecision, insufficiency, violation, breach or untruth of any representation or warranty given by the Founding Shareholders or by the Company or by the Company’s Subsidiaries under this Agreement;
(b) failure by the Founding Shareholders to comply with any obligation assumed under this Agreement; or
(c) any failure by the Company or any of the Company’s Subsidiaries to timely pay any Taxes owed by the Company and/or by any of the Company’s Subsidiaries arising in respect of any event (fato gerador) which occurs or occurred on or before the Closing Date (including, but without limiting, Taxes owed by the Company and/or by any of the Company’s Subsidiaries as a result of any steps for implementing the transactions described in this Agreement).
13.1.1.    Notwithstanding the provisions of Section 13.1, the Founding Shareholders irrevocably undertake to indemnify and hold harmless Live Nation, for forty percent (40%) of any Losses incurred by it, in the event the amount resulting from the application of the formula provided in Exhibit 13.1.1 exceeds R$40,000,000.00 (forty million Reais), duly updated in accordance with Section 16.5 below (“Indebtedness and Working Capital Indemnification”).
13.2.    Live Nation’s Obligation to Indemnify. Live Nation and Live Nation USA severally and jointly irrevocably undertake to indemnify and hold harmless the Founding Shareholders, their Subsidiaries and their respective directors, officers and partners, and each of their respective successors and assigns (each such Person, a “Founding Shareholders Indemnified Party” and, collectively, the “Founding Shareholders Indemnified Parties”), for and from any and all Loss resulting from or related to:
(a) inaccuracy, error, imprecision, insufficiency, violation, breach or untruth of any representation or warranty given by Live Nation under this Agreement; or
(b) failure by Live Nation to comply with any obligation assumed under this Agreement.
13.3.    Limitations of Warranties and Damages; No Reliance. (a) Parties agree that, except for the representations and warranties expressly set forth in this Agreement, Parties make no representation or warranty whatsoever, whether express or implied, at equity, common Law, by statute or otherwise; (b) the Parties agree that the recovery by any Indemnified Party of any damages suffered or incurred by such Indemnified Party as a result of any breach by another Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by an Indemnified Party as a result of the breach by the breaching Party of its obligations hereunder and in no event shall the breaching Party be liable to an Indemnified Party for any punitive damages or any damages based on a multiple of earnings or similar financial measure, suffered or incurred by an Indemnified Party as a result of the breach by the breaching Party of any of its obligations hereunder, provided however that any Live Nation’s Indemnified Party may recover any reasonably foreseeable indirect or consequential damage suffered by the Company and the Company's Subsidiaries resulting from any such breach by the Founding Shareholders or the Company or the Company’s Subsidiaries) (e.g., loss of profits incurred by the Company and/or its Subsidiaries as a result of early termination of sponsorship, advertisement agreements of the Rock in Rio Business existing on the date hereof and on the Closing Date due to breaches by the Founding Shareholders, the Company and/or its Subsidiaries); and (c) Live Nation acknowledges that it is relying upon only those representations and warranties of the Founding Shareholders that are expressly contained in this Agreement, as well as upon its own inspections and investigation, in order to satisfy itself as to the condition and suitability of the Shares and the Rock in Rio Business, Assets, liabilities, operations or condition (financial or otherwise) of the Company and the Subsidiaries.
13.4.    Losses Related to Claims. Claims for indemnification under this Agreement shall be asserted and resolved as follows. Should any Claim be received that could result in a Loss, the Indemnitee shall give notice to the Indemnitor of the Claim, together with a copy of the documents received by the Indemnitee regarding the Claim, within (i) five (5) Business Days from the acknowledgment of the Claim; or (ii) 1/3 (one third) of the legal deadline to present a defense in respect of such Claim, whichever occurs first (“Indemnification Notice”). Thereafter, the Indemnitee shall deliver to the Indemnitor, promptly after the

Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnitee relating to such Claim.
13.5.    Failure to Give Notice. Except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such Claim, the failure to send the Indemnification Notice shall not affect the rights of the Indemnitee if the Indemnitee submits the defense to the Claim within the legal time period.
13.6.    The Indemnitee shall indicate in the Indemnification Notice its intention to dispute the Claim or to pay it, at the Indemnitor’s expenses.
13.7.    The Indemnitee may pay the Claim, at the Indemnitor’s expenses, if the Indemnitee obtains prior written approval to that effect from the Indemnitor. The Indemnitor shall have (i) 2 (two) Business Days of the acknowledgement of such Claim or (ii) 2/3 (two thirds) of the legal deadline to send its response as to whether it accepts, or not, payment of the Claim, it being understood that if the Indemnitor fails to respond within the stipulated time period, the Indemnitee shall not be entitled to pay the Claim, at the Indemnitor’s expenses.
13.8.    The Indemnitor may always, upon acknowledging its liability, undertake, conduct and control (through counsel of its own choosing and at its own expenses), and, in any event, shall have the right to participate (at its own expenses) in the settlement or defense of such Claim, and the Indemnitee shall cooperate with it in connection therewith, provided that (i) the Indemnitor notifies the Indemnitee of its decision within the lesser of (a) 2 (two) Business Days of receipt or acknowledgement of such Claim or (b) 2/3 (two thirds) of the legal deadline to present a defense in respect of such Claim; and (ii) assumes all associated costs, including the giving of any security in connection with the Claim.
13.9.    If the Indemnitor assumes the defense, the Indemnitee shall have the right to participate in the defense and to engage legal counsel at its own expenses, separate from the Indemnitor’s counsel, it being understood, however, that where the defense is assumed by the Indemnitor, the Indemnitor shall control the defense (and, in any case, each Party shall bear the costs of its legal counsel). The Indemnitee shall cooperate in the defense, to the extent requested by the Indemnitor, and shall provide records and other information in its possession to assist in the defense.
13.10.    If the Indemnitor assumes the defense of the Claim, as provided for in Section 13.8, the Indemnitor may settle the Claim, compromise or discharge (including the consent to entry of any judgment with respect to), either in or out of court, provided that it obtains prior written approval from the Indemnitee (which approval shall not be unreasonably withheld, delayed or conditioned). The Indemnitor shall give the Indemnitee notice of the terms and conditions of the proposed settlement, and the Indemnitee shall have a period of ten (10) days to respond as to whether it accepts, or not, the terms and conditions of the proposed settlement, it being understood that failure to respond within the stipulated time period shall be deemed to be an acceptance of the proposed settlement.
13.11.    If the Indemnitor decides not to assume the defense of the Claim, or fails to respond within the time period stipulated in Section 13.8, the Indemnitee shall be entitled, in its sole discretion, to select and engage the law firm that will conduct the defense, and all costs associated with the defense, including attorneys’ fees, will be borne by the Indemnitor.
13.12.    If the Indemnitee assumes the defense of the Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge (including the consent to entry of any judgment with respect to) any such Claim, either in or out of court, without the prior written approval from the Indemnitor. The Indemnitee shall give the Indemnitor notice of the terms and conditions of the proposed settlement, and the Indemnitor shall have a period of ten (10) days to respond as to whether it accepts, or not, the terms and conditions of the proposed settlement, it being understood that failure of the Indemnitor to respond within the stipulated time period shall be deemed to be refusal of the proposed settlement.
13.12.1.    In all cases, the Indemnitor shall bear or, as the case may be, reimburse any and all reasonable and documented expenses, costs, and Liens necessary for the defense of the Claim, including the giving of security and deposits with court or administrative authority, as well as any award or Lien resulting from the Claim.
13.12.2.    The Indemnitee shall notify the Indemnitor of any cost inherent in the Claim, enclosing proof of the amount disbursed or to be disbursed by the Indemnitee.

13.13.    Subject to Section 13.21, the Indemnitor shall reimburse the Indemnitee for all costs inherent to the Claim, including advance payments of expenses, security for the Claim, deposits into court, court costs and attorneys’ fees disbursed by the Indemnitee, within twenty (20) days from receipt of the notice referred to in Section 13.12.2 above, or shall make payment directly to the Person identified by the Indemnitee in the notice.
13.14.    Time Period for Payment. Upon final judgment in any Claim that gives rise to a Loss, the Indemnitee shall notify the Indemnitor and the Indemnitor shall, within twenty (20) days after receipt of such notice, pay to the Indemnitee the full amount of Incurred Losses related to or regarding the Claim, provided, however, that (i) if funds which have been deposited as security for that specific Claim are released, the released funds will be used to pay the Claim; and (ii) if no funds were deposited as security for that specific Claim, or the funds deposited are insufficient, the Indemnitor shall pay the difference to the Indemnitee or to the Person or Persons designated by the Indemnitee.
13.15.    Procedure for Indemnification - Other Claims. In cases of indemnification for Losses that are not related to a Claim, the Indemnitee shall give notice to the Indemnitor of the matter that has given or will give rise to the right to indemnification under the terms and conditions of this Agreement, stating the amount of the Loss, the method by which the Loss was calculated (spreadsheet with the detailed, reasonable and good faith calculation of Losses), and the provisions of this Agreement under which the right to indemnification arises.
13.15.1.    Payment or reimbursement of any indemnification requested under the provisions of Section 13.15 shall be made within twenty (20) days from receipt by the Indemnitor of the notice sent by the Indemnitee claiming payment or reimbursement of the Loss, in cases in which the Loss has been incurred. If the Indemnitor does not agree with the demand made by the Indemnitee, the matter shall be submitted to arbitration pursuant to ARTICLE XVIIVIII, and if the demand is upheld by the arbitral award, the Indemnitor shall make payment or reimbursement within 10 (ten) days from receipt by the Indemnitor of the notice of the arbitral award to be sent by the Indemnitee to the Indemnitor.
13.16.    Limitations of Liability. The obligations to indemnify under this ARTICLE XIV shall be limited to the following:
(i)    Time Limitation. The obligation to indemnify under this ARTICLE XIII must be asserted on or prior to the date that is twenty four (24) months following the Closing Date, provided, however, that Claims related to (i) the representations and warranties of Section 9.1(w) (Tax Matters), of 9.1(x) (Labor and Employment Matters); (ii) all the Founding Shareholders’ Fundamental Representations; and (iii) any breach of the other covenants provided in this Agreement; shall continue in effect until expiry of the relevant statute of limitations (i.e., prescription period or prazo prescricional) under applicable law.
(ii)    Basket Mechanism. The Parties hereby acknowledge and agree that the effective payment and/or reimbursement of any Incurred Loss under the indemnification obligation shall only occur upon incurrence of Losses in an amount equal or greater than the Brazilian Reais equivalent to USD$250,000.00 (two hundred thousand U.S Dollars), at which time the Indemnitee Party shall be liable for all the Incurred Losses. Until the incurrence of such amount, the proceeds resulting from any Losses shall be accumulated under a basket mechanism so that the Parties avoid multiple filings of any Claims regarding the receipt of amounts due under this Agreement and/or its accessory obligations, so as to preserve Parties’ relationship as Company’s shareholders.
(iii)    De Minimis Loss. None of the Parties shall be entitled to assert any right to indemnification pursuant to this Section in relation to any Loss or series of Losses, which does not exceed the amount in Brazilian Reais equivalent to USD$5,000.00 (five thousand U.S. Dollars), based on the Closing Exchange Rate.
(iv)    Cap.    All amounts payable due to the indemnification obligation under Sections 13.1(a) and 13.2(a) shall be limited to an amount equal to the amount in the Brazilian Reais equivalent to USD$5,000,000.00 (five million U.S. Dollars), based on the Closing Exchange Rate, subject to the provisions set under Section 13.17 below.
13.17.    The indemnification limitations and mechanisms provided for under Section 13.16 (iv) above (Cap) shall not apply to any inaccuracy, error, imprecision, insufficiency, violation, breach or untruth of the (i) Founding Shareholders’ Fundamental Representations and Warranties; (ii) representations and warranties of Section 9.1(w) (Tax Matters) and of Section 9.1 (x) (Labor and Employment Matters) (“Uncapped Founding Shareholders Indemnity Obligation”); and (iv) Live Nation’s Fundamental Representations.
13.18.    Notwithstanding anything to the contrary in this Agreement in no event shall the Founding Shareholders, on the one hand, or Live Nation and Live Nation USA, on the other hand, be required to indemnify any Live Nation Indemnified Party or Founding Shareholders’ Indemnified Party, as applicable under Sections 13.1 and 13.2, for Losses pursuant to this Agreement in any amount exceeding, in the aggregate, USD15,000,000.00 (fifteen million U.S Dollars) (including, for the avoidance of doubt, with respect to the Uncapped Founding Shareholders Indemnity Obligation).
13.19.    It is understood and agreed that if the Indemnitor receives, while the obligation is in effect, a communication from the Indemnitee advising of a Loss, whether or not a Claim exists, the obligation to indemnify under this Agreement will remain valid and effective with respect to that Loss or Claim, as the case may be, until it is finally resolved, regardless of the expiry of the time limit established in Section 13.16.
13.20.    Indexation. All Losses suffered will be adjusted from the date on which they were incurred to the date of effective reimbursement, in accordance with the variation of the IPCA.
13.21.    Proportionality. In case of Losses incurred by the Company or its Subsidiaries after the Closing Date, the applicable Indemnitor shall indemnify Live Nation or the Founding Shareholders pursuant to items (i) or (ii) below, as applicable, at the sole discretion of the Indemnitor:
(i) upon payment of indemnification to the Company equal to one hundred percent (100%) of the Loss incurred by the Company; or
(ii) upon payment of indemnification directly to Live Nation or the Founding Shareholders, as applicable, equal to (iii.a) the Loss incurred by the Company or the Company’s Subsidiaries; multiplied by (iii.b) the percentage interest held directly or indirectly, by Live Nation or the Founding Shareholders, as applicable, in the Company or in the Company’s Subsidiaries at the time of the Loss.
13.22.    Right to Deduct and Set-Off. The Indemnitee shall have the right to deduct, withhold and set-off (compensação), in accordance with Article 368 et seq. of the Brazilian Civil Code, any amount owed by the Indemnitee to the Indemnitor under this Agreement against any amount owed to the Indemnitee by the Indemnitor under any contract or agreement (including, as the case may be, against the LN Shares Price).
13.23.    Tax on Payments. Any and all amounts to be paid under this Article XIV shall be paid net of Taxes of all kinds, except as required by applicable Law. If any deduction or retention of Tax is required by Law, or if the Indemnitee is subject to additional taxation as a result of the payment, the Indemnitor shall gross up the amount of indemnification to be paid so as to ensure that the net amount received and retained by the Indemnitee (after taking into account all deductions, Taxes on gross revenues, retentions, and additional taxation related to receipt of the payment or to the right to receive the payment) is equal to the amount that it would have received and retained if the payment had not been subject to any deductions, retentions, or additional taxation. The Parties agree that any payments owed under this Article XIV will be made in such a way as to attract the smallest Tax burden legally possible, if necessary on the basis of a well-known and respected tax attorney, chosen by agreement between the Parties.
13.23.1.    The Parties hereby agree that (a) the Company and the Founding Shareholders shall not be liable for any remittance costs or Taxes arising from or in connection with any capital contribution and/or inflow of funds being made from off-shore Live Nation Subsidiaries to Brazil in connection with the Transaction; and (b) any Taxes arising from or in connection with the Redemption of the SFX Shares shall be borne solely by the Founding Shareholders and/or by SFX, as applicable, and never by the Company and/or by Live Nation.

ARTICLE XIV
GUARANTEE
14.1.    Live Nation USA Guarantee. The Guarantor shall be jointly and severally liable with Live Nation for all payment obligations undertaken hereunder, and hereby expressly waives all benefits set forth in articles 333, sole paragraph, 364, 366, 368, 821, 827, 829, 830, 834, 835, 837, 838 and 839 of the Brazilian Civil Code and articles 130 and 794 of Code of Civil Procedure, in connection with any and all payment obligations of Live Nation hereunder.
ARTICLE XV
TERM AND TERMINATION
15.1.    Termination of the Agreement. This Agreement shall be terminated prior to Closing:

(i)	by common agreement between Live Nation and the Founding Shareholders; or

(ii)	by any of the Parties, if the other Party incurs in a material breach of this Agreement, not cured until the Closing Date; or

(iii)
by any of the Parties, if any of the Parties’ Conditions Precedent becomes impossible of being met, without any fault and/or neglect of the Parties (which shall be agreed upon by the Parties or confirmed by the competent court, if necessary); or

(iv)
by one of the Parties, if any of the Conditions Precedent for the sole benefit of such Party becomes impossible of being met due to failure, fault, neglect, act and/or omission of the other Party (observed and preserved any rights to indemnification arising therefrom); or

(v)	by one of the Parties, if the Closing is not held on or before May 14, 2018 (“Closing Deadline”).
15.1.1.        Parties acknowledge and agree that they shall endeavor their reasonable best efforts (i) to remove any obstacle to consummation of the Transaction provided for herein prior to the Closing Date; and (ii) to comply with all the Conditions Precedent before the Closing Deadline.
15.2.    Effects of Termination. In the event of termination of this Agreement pursuant to Section above, this Agreement shall cease to produce any effect between the Parties, without liability of any kind between the Parties, with the exception of (i) the confidentiality obligation under ARTICLE XII, and (ii) the obligation to indemnify for Losses of either Party arising from a failure to comply with any provision of this Agreement prior to its termination.
ARTICLE XVI
GENERAL PROVISIONS
16.1.    Notices. All notices, notifications and other communications related to this Agreement shall be made to the following addresses and numbers:
If to Live Nation and/or to Live Nation USA:
LIVE NATION INTERNATIONAL HOLDINGS B.V.
LIVE NATION ENTERTAINMENT, INC.
9348 Civic Center Drive
Beverly Hills, California 90210
U.S.A
Via e-mail: kathywillard@livenation.com and michaelrowles@livenation.com
Attn: Chief Financial Officer and General Counsel

With courtesy copy to (which does not constitute notice):
FreitasLeite Advogados
Av. Borges de Medeiros no. 633, sala 201

Leblon, Rio de Janeiro – RJ
ZIP 22.430-041
Via e-mail: joao.pedro@fladv.com.br
Attn: Mr. João Pedro Barroso do Nascimento

If to the Founding Shareholders:

To Roberto, Rodolfo, Arttitude and Roberta:
Avenida Paisagista José de Azevedo Neto, No. 200
Block 1, suíte 205, Empreendimento 0 2
Barra da Tijuca, Rio de Janeiro - RJ
Via e-mail:     robertomdn@rockinrio.com
With a copy to luisjusto@rockinrio.com

To Rubem:
Avenida das Américas No. 4430, sala 204 -parte
Rio de Janeiro - RJ
Via e-mail:     rubemmedina@artplan.com.br

To Lionel, Marcella and Filipe:
Av. das Américas 4430, sala 204 - parte
Rio de Janeiro- RJ
Via e-mail:     lionelchulam@artplan.com.br

All notices to the Founding Shareholders and to Roberta With courtesy copy to (which does not constitute notice):
Pinheiro Guimarães Advogados
Avenida Brigadeiro Faria Lima 3.064, 14º andar
São Paulo - SP
ZIP 01451-000
Attn: Mr. Marcelo Lamy Rego / Maria Amélia L. Senra Mastrocola

If to the Company:
Av. Paisagista José Silva de Azevedo Neto, nº 200
Block 1, suite 205, part, Empreendimento O2
Barra da Tijuca, Rio de Janeiro - RJ
Via e-mail: luisjusto@rockinrio.com.br
Attn.: Mr. Luis Fernando Moura Justo

16.1.1.    All notices, notifications and other communications shall be deemed to have been delivered on the date of the effective receipt or delivery thereof, proven through written notification of receipt, confirmation or some other evidence of the effective receipt or delivery at the addresses given above.
16.1.2.    From time to time, any Party to this Agreement may indicate some other address, e-mail or a Person other than or additional to those to whom the notifications or notices should be forwarded in future, through written notification delivered in the manner described above.
16.1.3.    The Founding Shareholders and Roberta hereby appoint Roberto as their attorney-in-fact, granting him full powers to receive on behalf of all the Founding Shareholders notices, notifications and other communications in connection with this Agreement, on such a manner that notices, notifications and other communications given to Roberto shall be deemed to have been delivered to any and all the Founding Shareholders and Roberta.
16.2.    Exhibits. All the information presented in the Exhibits to this Agreement is expressly incorporated into this Agreement by reference and forms part of it as if fully reproduced herein. The information disclosed in this Agreement (i) in Exhibits containing litigation, regardless of the matter, shall be considered included and disclosed in the other Exhibits and representations included in this Agreement and (ii) in Exhibits containing agreements, regardless of the type of such agreements, shall be considered included and disclosed in the other Exhibits and representations of agreements included in this Agreement, in both cases, despite omission of a cross-reference to such matter in the respective representation or Exhibits.
16.2.1.    Live Nation hereby appoints Mr. João Pedro Barrroso do Nascimento and Ms. Amanda Peres Fernandes to initialize the Exhibits to this Agreement on its behalf. The Founding Shareholders hereby appoint Ms. Maria Amélia Lisbão Senra Mastrocola, Ms. Gabriela Bevilacqua Astolphi and Mr. Caio Itiberê Ferreira da Silva to initialize the Exhibits to this Agreement on their behalf.
16.3.    IMM Tag Along. In the event IMM Live S.A. (“IMM”) duly and timely exercises its tag along rights provided in the Shareholders' Agreement of Rock World, entered into on February 12, 2014 between the Company and IMM, Live Nation and each of the Founding Shareholders shall, to the extent funds are necessary, fund the Company with their pro rata share (based on their ownership of Restricted Shares post such tag along exercise) of any tag-along right duly exercised by IMM under the Rock World Shareholders' Agreement (“IMM Tag Along”), in order to enable the Company to pay the price for the shares acquired under the IMM Tag Along.
16.4.    Press Releases and Public Announcements. No Party shall issue any press release and/or make any public announcement relating to the Transaction and/or to this Agreement and the Transaction Documents prior to the Closing without the prior written approval of the other Party, except if so required by Law, including any publication or disclosure that might be required by Live Nation’s Controlling Company under the Law, notably the rules of U.S. Securities and Exchange Commission and the listing requirements of the New York Stock Exchange. The Founding Shareholders and Live Nation shall jointly prepare the draft of the first announcement of the Transaction (including in the event such announcement is required by Law), provided that Live Nation will not be bound to accept any comment from the Founding Shareholders that would deviate from the requirements imposed by Law for such announcement.
16.5.    Restatement of Amounts. Except as otherwise stated in this Agreement, all the amounts in Brazilian Reais specified herein shall be restated annually according to the variation of the IPCA. In case of temporary unavailability of the IPCA at the time of the payment or the verification of any monetary obligations or thresholds under this Agreement, it will be replaced by the percentage corresponding to the last IPCA officially disclosed. In case the IPCA is not assessed and/or published within thirty (30) consecutive days after the expected date for its publishing or, immediately, in case of extinction of the IPCA, the IPCA will be replaced by the substitute legally determined for that purpose or, in its absence, by the Indíce Geral Preço do Mercado – IGPM (General Market Price Index) disclosed by Fundação Getúlio Vargas – FGV (“IGP-M”). In case of absence of assessment and/or publishing, extinction or impossibility of application of any of the above mentioned substitute rates, another inflation index will be defined by mutual agreement between the Parties, and, up to the date of such definition, the percentage corresponding to the last IPCA officially published will be used.
16.6.    Delay in Payment. Should any Party fail to make payment of any amount owed under this Agreement in a timely manner, the amount owed and unpaid shall be subject to indexation in accordance with the variation in the IGP-M, at the smallest interval permitted by Law, together with interest at a rate of one percent (1%) per month, calculated pro rata die, from the date on which the amount became due and payable to the date on which the amount is effectively paid.
16.7.    Monetary Conversion. Any monetary sum to be converted from one currency into another currency for the purposes of this Agreement for any Business Day shall be converted at the Brazilian Reais / U.S. Dollar commercial rate, based on the bid rate (PTAX) for the U.S. Dollars published by the Brazilian Central Bank on its website (which, on the date hereof, is located at http://www.bcb.gov.br) (or any successor screen established by BACEN), unless expressly provided otherwise in this Agreement ("PTAX Rate").
16.8.    Costs and Expenses. Unless otherwise provided for under this Agreement, each Party shall bear its own costs and expenses (including costs and expenses related to legal and other advisers, court and/or arbitration fees in general) incurred by reason of this Agreement or the obligations provided for hereunder.
16.8.1.     The Founding Shareholders shall bear any costs and expenses incurred by the Company in relation to the Transaction (other than ordinary expenses and costs to implement the Transaction, such as costs of the Commercial Registry or other registries and costs for the issuance of negative certificates, but specifically excluding legal, accounting and financial advisory fees and expenses and the costs of obtaining any requisite Third-Party consents).
16.9.    No Waiver. Failure by either of the Parties to demand timely performance of this Agreement or of any of its provisions, at any time during the term of this Agreement, shall not in any way affect the validity of this Agreement or any part of it, and shall not constitute a precedent, amendment, or novation of its provisions, or waiver of the right of the Party to demand performance of the provisions of this Agreement at any time.
16.10.    Severability. Should any one or more of the provisions of this Agreement be found invalid or ineffective under applicable Law, the validity and effectiveness of the remaining provisions shall not be affected, and, with respect to the provisions found to be invalid or ineffective, the Parties shall negotiate, in good faith, alternative mechanisms to maintain the spirit of this Agreement.
16.11.    Amendment. This Agreement may be amended only by written instrument executed by the Parties.
16.12.    Assignment; Binding Effect. This Agreement is binding on, inures to the benefit of, and is enforceable by each of the Parties and their respective heirs, successors and assigns of all kinds. Neither this Agreement nor any of the rights and obligations hereunder may be assigned to Third-Parties unless expressly permitted under this Agreement or with the prior, written consent of the other Party. Any attempted assignment or transfer without the prior written consent of the other Party shall be null and without effect.
16.13.    Cooperation. Each of the Parties agrees to cooperate with the other and to do all things, and to execute or deliver, or cause to be executed and delivered, all documents that may be necessary or convenient for performance of the Parties’ obligations hereunder and the achievement of the purposes of this Agreement.
16.14.    Final Understanding. Entire Agreement. Subject to Section 16.16, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and replaces and superseded any and all prior understandings and agreements, either written or oral, with respect to the subject matter of this Agreement.
16.15.    Transaction Documents. This Agreement shall be interpreted together with the Transaction Documents and the provisions of this Agreement shall be considered for all legal purposes incorporated by reference to the Transaction Documents (except to the Settlement Agreement).
16.16.    Representatives. Unless otherwise expressly provided for in this Agreement, neither Party shall be deemed to represent the other for any purpose, and neither Party shall have the power, authority or capacity, as representative or otherwise, to represent, act on behalf of, bind or in any other way create or assume obligations in the name of the other Party.
16.17.    Execution Proceedings. This Agreement, which is executed in the presence of two (2) witnesses, constitutes an extrajudicial title to commence execution proceedings as provided for in the Brazilian Code of Civil Procedure.
16.18.    Specific Performance. The Parties undertake always to comply with, formalize, and perform their obligations hereunder strictly in accordance with the terms and conditions of this Agreement. The Parties hereby acknowledge and agree that all obligations assumed or arising hereunder are subject to specific performance within the terms and conditions of the Brazilian Code of Civil Procedure, in addition to the payment of damages for any Loss that may be suffered by reason of breach of obligations under this

Agreement. The Parties do not waive any action or measure (including Claims for damages) that they may have at any time. The Parties expressly agree and bind themselves to specific performance of their obligations, and to accept and comply with injunctive and other orders to that effect.

ARTICLE XVII
GOVERNING LAW AND ARBITRATION
17.1.    Applicable Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, construed, interpreted and performed in accordance with the Laws of Brazil.
17.2.    Dispute Resolution. Any conflict or controversy arising out of (i) the interpretation of the provisions of this Agreement, and/or (ii) the performance of obligations established under this Agreement, and/or (iii) breach of any of the terms and conditions hereunder (“Dispute”) between the Parties shall be resolved by (a) the Amicable Resolution procedure; or, as the case may be, (b) Arbitration; everything in accordance with the provisions of this Agreement.
17.3.    Amicable Resolution. Parties acknowledge and agree that, before initiating any arbitral procedure in accordance with the provisions established under this Section 17, they shall try to amicably and in good-faith resolve any Dispute arising from the Transaction Documents (“Amicable Resolution”).
17.3.1.    Parties shall inform the other Party of the existence of a Dispute through a written notice (“Amicable Resolution Notice”). From the receipt of the Amicable Resolution Notice, Parties shall schedule a meeting to be held among one (1) representative of each of the Parties, to be held within thirty (30) days from the receipt of the Amicable Resolution Notice at a place, date and time of their best convenience (“Amicable Resolution Meeting”).
17.3.2.    The Amicable Resolution Meeting shall be preferably an in-person meeting, but ― if for the best convenience of the Parties it is necessary that the Amicable Resolution Meeting is conducted remotely ― the Parties hereby agree to conduct the Amicable Resolution Meeting by means of videoconference or conference call, using a dial-in to be previously provided by the Company, provided that all participants are clearly heard and identified.
17.3.3.    If the Parties fail to reach for an amicable resolution of the Dispute in the Amicable Resolution Meeting, they shall proceed to the Arbitration procedures, as established in this Agreement.
17.3.4.    The Amicable Resolution procedure shall not bind the Parties if they demonstrate that such proceeding will materially jeopardize, hinder and/or prevent their right in Dispute.
17.4.    Arbitration. The Arbitration shall be administered by the Arbitration and Mediation Center of the Câmara de Comércio Brasil-Canadá (CCBC) in accordance with the rules of arbitration in force on the date of the filing of the arbitration request (“Arbitration” and the “Arbitration Rules”). The arbitral tribunal shall not be allowed to decide ex aequo et bono.
17.5.    Arbitral Tribunal. The Arbitral Tribunal shall be composed of three (3) arbitrators to be appointed in accordance with the Arbitration Rules.
17.5.1.    The arbitration proceeding shall be conducted in English and in Portuguese. The arbitrators shall be fluent in both Portuguese and English and shall be attorneys admitted to the Brazilian Bar Association. The parties may produce evidence in both the English and Portuguese languages. Any evidence produced by the Parties in English may not be translated to Portuguese, unless otherwise required by the Arbitral Tribunal.
17.6.    Final Award. The arbitral award shall be final and binding upon the parties and shall not be subject to appeals of any kind.
17.7.    Place of Arbitration. The seat of the Arbitration shall be the city of Rio de Janeiro, State of Rio de Janeiro, Brazil, where the arbitration award shall be issued.
17.8.    Confidentiality. The Arbitration and its elements shall be kept confidential, except if disclosure is required to protect the right of a party involved in the Arbitration or as otherwise provided in this Agreement.
17.9.    Expenses and Fees. Arbitration costs shall be stipulated and allocated to the parties by the Arbitral Tribunal in the arbitral award. Each party to the Arbitration shall bear the contractual fees and expenses incurred with its own attorneys, irrespective of the outcome of the arbitral award.

17.10.    Judicial Measures. Judicial assistance may be sought exclusively to: (i) the granting of injunctive reliefs requested prior to the constitution of the arbitral tribunal, subject to the provisions of articles 22-A and 22-B of Brazilian Federal Law No. 9,307/96; (ii) the enforcement of any decision rendered by the Arbitral Tribunal, including the final award and partial awards; (iii) the action provided for in Article 33 of the Brazilian Federal Law No. 9,307/96; and (iv) the disputes that, under Brazilian Law, cannot be settled by arbitration.
17.10.1.    For the exercise of the judicial measures provided under this Section, the Parties elect the venue of the courts of the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, with express waiver of any other, regardless of being more privileged.
17.10.2.    After the constitution of the Arbitral Tribunal, the Arbitral Tribunal may, at the request of a party to the Arbitration, order any urgent measure it deems appropriate and uphold, overturn or modify any measure determined by the competent court prior to the constitution of the Arbitral Tribunal.
17.11.    Appointment of Attorney-in-fact.  Live Nation hereby (i) appoints LIVE NATION BRASIL ENTRETENIMENTO LTDA., a sociedade limitada with its principal place of business at Avenida Nova Independência No. 87, 10th floor, Conj. 101, room 11, Brooklyn Paulista, São Paulo, State of São Paulo, zip code 04570-000, enrolled with the corporate taxpayer register under CNPJ/MF No. 23.956.300/0001-44, as its authorized attorney-in-fact in Brazil ("Attorney-in-fact") upon which process may be served in any Dispute; and (ii) agrees that service of process upon such Attorney-in-fact shall constitute effective service of process upon Live Nation in any such Disputes. Live Nation represents and warrants that (i) the attorney in fact will agree to receive service of process on behalf of Live Nation and (ii) it will maintain a designated and appointed Attorney-in-fact in full force and effect for as long as there are any outstanding obligations undertaken by Live Nation; and (iii) will promptly inform the Founding Shareholders about any changes of address of such attorney-in-fact. Nothing in this Section 17.11 shall be construed as a restriction on Live Nation to replace their authorized attorney-in-fact in Brazil, noted that in the event of a replacement, Live Nation shall timely notify the Founding Shareholders, in writing, of its new Attorney-in-fact data.
17.12.    Consolidation of Procedures. So as to optimize and grant legal safety to the resolution of conflicts contemplated in this commitment clause (cláusula compromissória), in connection with arbitration proceedings arising out of or related to the Transaction Documents executed by the Parties and provided that requested by any of the parties in the arbitration proceedings, the Arbitral Tribunal shall consolidate the procedure established in the terms of this ARTICLE XVIII without any other in which any of the Parties participates and which involves or affects or in any way having an impact on this Agreement.

IN WITNESS WHEREOF, the Parties, with the intervention of the Company, execute this Agreement in four (4) counterparts, together with the two (2) undersigned witnesses.

Rio de Janeiro, May 1, 2018

(Remainder of this page left in blank.)
(Signatures follow in the subsequent pages.)

Signature page (1/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

By:	/s/ Roberto Medina
Name: Roberto Medina

Signature page (2/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

By:	/s/ Rubem Medina
Name: Rubem Medina

Signature page (3/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

By:	/s/ Rodolfo Medina
Name: Rodolfo Medina

Signature page (4/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

ARTTITUDE PARTICIPAÇÓES LTDA.
By:	/s/ Jomar Pereira da Silva Junior
Name: Jomar Pereira da Silva Junior
Position: Manager

Signature page (5/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

By:	/s/ Lionel Chulam
Name: Lionel Chulam
Signature page (6/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

By:	/s/ Marcella Fernandes Chulam
Name: Marcella Fernandes Chulam
Signature page (7/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

By:	/s/ Felipe Fernandes Chulam
Name: Felipe Fernandes Chulam
Signature page (8/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

LIVE NATION INTERNATIONAL HOLDINGS B.V.
By:	/s/ Kathy Willard
Name: Kathy Willard
Title: Attorney-in-fact

Signature page (9/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

LIVE NATION ENTERTAINMENT, INC.
By:	/s/ Kathy Willard
Name: Kathy Willard
Title: EVP & CFO
Signature page (10/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

ROCK CITY S.A
By:	/s/ Roberto Medina
Name: Roberto Medina

ROCK CITY S.A
By:	/s/ Lionel Chulam
Name: Lionel Chulam
Signature page (11/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

By:	/s/ Roberta Medina
Name: Roberta Medina
Signature page (12/12) of the Share Subscription Agreement and Other Covenants,
dated as of May 1, 2018.

Witnesses:

By:	/s/ Marcia Roberta Santana de Souza
Name: Marcia Roberta Santana de Souza
CPF: 027.309.007-05
RG: 08.592.789-5

By:	/s/ Camila Lopes Lyrio da Silva
CPF: 127.168.287-76